                                                                  EXECUTION COPY

                                                                   EXHIBIT 10.18


      CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS([**]), HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED


                             COLLABORATION AGREEMENT

                                 BY AND BETWEEN

                                   AMGEN INC.

                                       AND

                                  VIACELL, INC.

                               DECEMBER 23, 2003

                                TABLE OF CONTENTS

ARTICLE 1, DEFINITIONS ..................................................    2
    1.1   "AFFILIATE" ...................................................    2
    1.2   "AMGEN KNOW-HOW" ..............................................    2
    1.3   "AMGEN PATENT RIGHTS" .........................................    2
    1.4   "AMGEN TECHNOLOGY" ............................................    2
    1.5   "AMGEN TRADEMARKS" ............................................    2
    1.6   "CALENDAR QUARTER" ............................................    2
    1.7   "CALENDAR YEAR" ...............................................    3
    1.8   "CELL THERAPY PRODUCT(S)" .....................................    3
    1.9   "CHANGE OF CONTROL" ...........................................    3
    1.10  "CLINICAL TRIAL" ..............................................    3
    1.11  "CMC" .........................................................    3
    1.12  "COLLABORATION PRODUCT(S)" ....................................    3
    1.13  "COMMERCIAL EXPENDITURES" .....................................    3
    1.14  "COMMERCIAL PLAN" .............................................    3
    1.15  "COMMERCIALIZE" OR "COMMERCIALIZATION" ........................    3
    1.16  "COMMERCIALLY REASONABLE EFFORTS" .............................    3
    1.17  "CONFIDENTIAL INFORMATION" ....................................    4
    1.18  "CONTRIBUTED PRODUCT" .........................................    4
    1.19  "CONTROL" OR "CONTROLLED" .....................................    4
    1.20  "COVERED ENTITY" ..............................................    4
    1.21  "DERIVATIVE" ..................................................    5
    1.22  "DETAIL" OR "DETAILING" .......................................    5
    1.23  "DEVELOPMENT" OR "DEVELOP" ....................................    6
    1.24  "DEVELOPMENT PLAN" ............................................    6
    1.25  "DIRECT DEVELOPMENT COST" .....................................    6
    1.26  "DOLLAR" OR "$" ...............................................    6
    1.27  "DRUG APPROVAL APPLICATION" ...................................    6
    1.28  ""FDA" ........................................................    6
    1.29  "FIRST COMMERCIAL SALE" .......................................    6
    1.30  "FLT3-L" ......................................................    7
    1.31  "FORCE MAJEURE" ...............................................    7
    1.32  "GAAP" ........................................................    7
    1.33  "IND" .........................................................    7
    1.34  "INFORMATION" .................................................    7
    1.35  ""JOINT KNOW-HOW" .............................................    7
    1.36  "JOINT PATENT RIGHTS" .........................................    7
    1.37  "LOSSES" ......................................................    7
    1.38  "MAJOR MARKET COUNTRY" ........................................    7
    1.39  "MANUFACTURING PLAN" ..........................................    7
    1.40  "MANUFACTURING TRANSITION" ....................................    8
    1.41  "MATERIALS" ...................................................    8
    1.42  "NET SALES" ...................................................    8
    1.43  "OPERATING PROFIT OR LOSS" ....................................    8

    1.44  "PATENT RIGHTS" ...............................................    8
    1.45  "PIVOTAL TRIAL(S)" ............................................    8
    1.46  "POST-APPROVAL CLINICAL STUDIES" ..............................    8
    1.47  "POST MARKETING APPROVAL STUDIES" .............................    9
    1.48  "PROCESS DEVELOPMENT/MANUFACTURING PLAN" ......................    9
    1.49  "PRODUCT LABELING" ............................................    9
    1.50  "PRODUCT TRADEMARK" ...........................................    9
    1.51  "PROGRAM PLAN" ................................................    9
    1.52  "PROMOTE" OR "PROMOTION" OR "PROMOTING" OR "PROMOTIONAL" ......    9
    1.53  "PROMOTIONAL MATERIALS" .......................................    9
    1.54  "RECALL" OR "RECALLING" .......................................   10
    1.55  "REGULATORY APPROVAL" .........................................   10
    1.56  "REGULATORY AUTHORITY" ........................................   10
    1.57  "REGULATORY FILINGS" ..........................................   10
    1.58  "REGULATORY PLAN": ............................................   10
    1.59  "REPRESENTATIVES" .............................................   10
    1.60  "SCF" .........................................................   10
    1.61  "TERRITORY" ...................................................   10
    1.62  "THIRD PARTY" .................................................   11
    1.63  "TRANSITION DATE" .............................................   11
    1.64  "UNOPTIONED CELL THERAPY PRODUCT(S)" ..........................   11
    1.65  "VIACELL KNOW-HOW" ............................................   11
    1.66  "VIACELL PATENT RIGHTS" .......................................   11
    1.67  "VIACELL TECHNOLOGY" ..........................................   11
    1.68  "VIACELL TRADEMARKS" ..........................................   11

ARTICLE 2, COLLABORATION ACTIVITIES AND GOVERNANCE ......................   11
    2.1   DEVELOPMENT PRIOR TO OPTION EXERCISE ..........................   11
    2.2   JOINT STEERING COMMITTEE ......................................   11
    2.3   JSC RESPONSIBILITIES ..........................................   11
    2.4   JSC MEETING PREPARATION .......................................   13
    2.5   DECISION MAKING; ADMINISTRATIVE MATTERS .......................   13
    2.6   SCIENTIFIC ADVISORY BOARD .....................................   15

ARTICLE 3, DEVELOPMENT ..................................................   15
    3.1   VIACELL RESPONSIBILITIES ......................................   15
    3.2   AMGEN RESPONSIBILITIES ........................................   15
    3.3   ADDITIONAL AMGEN ASSISTANCE ...................................   16
    3.4   DEVELOPMENT OBLIGATIONS .......................................   16
    3.5   INFORMATION AND DATA ..........................................   17
    3.6   AUDIT .........................................................   17

ARTICLE 4, AMGEN OPTION .................................................   17
    4.1   VIACELL REPORTING OBLIGATIONS .................................   17
    4.2   OPTION GRANT ..................................................   18
    4.3   OPTION EXERCISE ...............................................   18


[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

    4.4   PAYMENT OF DEVELOPMENT COSTS ..................................   18
    4.5   TRANSITION OF RESPONSIBILITIES ................................   18
    4.6   TRANSFERABILITY ...............................................   19
    4.7   OPT-OUT .......................................................   20

ARTICLE 5, REGULATORY ...................................................   20
    5.1   REGULATORY PLAN ...............................................   20
    5.2   REGULATORY LEAD ...............................................   20
    5.3   RESPONSIBILITIES AND RIGHTS OF REGULATORY LEAS ................   20
    5.4   RIGHT TO CROSS-REFERENCE IND AND EQUIVALENT FOREIGN FILINGS ...   21
    5.5   DRUG APPROVAL APPLICATIONS ....................................   21
    5.6   TRANSFER OF REGULATORY FILINGS AND REGULATORY APPROVALS .......   21
    5.7   ADVERSE EVENT REPORTING; CUSTOMER COMPLAINTS ..................   21
    5.8   COMMUNICATIONS ................................................   22
    5.9   APPLICATIONS FOR REGULATORY EXCLUSIVITY .......................   23
    5.10  RECALLS .......................................................   23
    5.11  MANUFACTURING .................................................   24
    5.12  COMPLIANCE WITH LAWS AND REGULATIONS ..........................   24

ARTICLE 6, COMMERCIALIZATION ............................................   24
    6.1   COMMERCIAL PLAN ...............................................   24
    6.2   RESPONSIBILITIES AND RIGHTS OF AMGEN ..........................   24
    6.3   MEDICAL AND OTHER INQUIRIES ...................................   25
    6.4   PROMOTIONAL MATERIALS .........................................   25

ARTICLE 7, MANUFACTURE AND SUPPLY .......................................   26
    7.1   MANUFACTURING PLAN ............................................   26
    7.2   RESPONSIBILITIES AND RIGHTS OF VIACELL ........................   27
    7.3   MANUFACTURE OF CONTRIBUTED PRODUCTS ...........................   30
    7.4   LIMITATION ON APPLICATION OF SUPPLY TERMS .....................   32

ARTICLE 8, COLLABORATION CONSIDERATION ..................................   32
    8.1   LICENSE FEE ...................................................   32
    8.2   MILESTONE PAYMENTS ............................................   32
    8.3   RELATED AGREEMENTS ............................................   32

ARTICLE 9, PROGRAM PLAN; OPERATING PROFIT OR LOSS .......................   32
    9.1   OPERATING PROFIT OR LOSS SHARING ..............................   32
    9.2   ACCOUNTING AND REPORTING OF COLLABORATION PROFITS AND LOSSES ..   32

ARTICLE 10, INTELLECTUAL PROPERTY .......................................   33
   10.1   TECHNOLOGY OWNERSHIP ..........................................   33
   10.2   CONTRIBUTED PRODUCT LICENSES; SUBLICENSE RIGHTS ...............   34
   10.3   COLLABORATION PRODUCT LICENSE; SUBLICENSE RIGHTS ..............   34
   10.4   PASS THROUGH RESTRICTIONS .....................................   35
   10.5   TRADEMARK LICENSE .............................................   35

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

   10.6   PROSECUTION ...................................................   36
   10.7   INFRINGEMENT OF PATENT RIGHTS AND PRODUCT TRADEMARKS ..........   38
   10.8   INFRINGEMENT OF THIRD PARTY RIGHTS ............................   39
   10.9   COOPERATION ...................................................   39
   10.10  TECHNICAL ASSISTANCE ..........................................   40
   10.11  EMPLOYEE OBLIGATIONS ..........................................   40
   10.12  PATENT MARKING ................................................   40
   10.13  THIRD PARTY RESEARCH AGREEMENTS ...............................   41
   10.14  NO IMPLIED LICENSES ...........................................   41

ARTICLE 11, PAYMENTS; RECORDS; AUDIT ....................................   41
   11.1   PAYMENTS ......................................................   41
   11.2   TAXES .........................................................   42
   11.3   RECORDS; AUDIT ................................................   42

ARTICLE 12, PUBLICATIONS ................................................   43
   12.1   PROCEDURE .....................................................   43
   12.2   CREDIT ........................................................   43

ARTICLE 13, CONFIDENTIALITY .............................................   44
   13.1   TREATMENT OF CONFIDENTIAL INFORMATION .........................   44
   13.2   AUTHORIZED DISCLOSURE .........................................   44
   13.3   TRANSFER OF MATERIALS .........................................   45
   13.4   PUBLICITY; TERMS OF AGREEMENT .................................   45

ARTICLE 14, REPRESENTATIONS, WARRANTIES AND COVENANTS ...................   46
   14.1   MUTUAL REPRESENTATIONS AND WARRANTIES .........................   46
   14.2   MUTUAL COVENANTS ..............................................   46
   14.3   ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF VIACELL   47
   14.4   ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF AMGEN .   48
   14.5   DISCLAIMERS ...................................................   48

ARTICLE 15, INDEMNIFICATION .............................................   48
   15.1   INDEMNIFICATION BY AMGEN ......................................   48
   15.2   INDEMNIFICATION BY VIACELL ....................................   49
   15.3   JOINT LIABILITY ...............................................   49
   15.4   INSURANCE .....................................................   50
   15.5   LIMITATION OF LIABILITY .......................................   50

ARTICLE 16, TERM AND TERMINATION ........................................   51
   16.1   TERM ..........................................................   51
   16.2   TERMINATION FOR DILIGENCE FAILURE .............................   51
   16.3   MUTUAL CONSENT ................................................   51
   16.4   TERMINATION FOR DEFAULT .......................................   51
   16.5   BANKRUPTCY ....................................................   52
   16.6   EFFECTS OF TERMINATION ........................................   52



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

   16.7   TRANSITION ....................................................   53
   16.8   ACCRUED RIGHTS ................................................   53

ARTICLE 17, DISPUTE RESOLUTION ..........................................   53
   17.1   DISPUTES ......................................................   53
   17.2   GOVERNING LAW; JUDICIAL RESOLUTION ............................   54

ARTICLE 18, GENERAL .....................................................   54
   18.1   FORCE MAJEURE .................................................   54
   18.2   NOTICES .......................................................   54
   18.3   MAINTENANCE OF RECORDS ........................................   55
   18.4   NO STRICT CONSTRUCTION ........................................   55
   18.5   PERFORMANCE BY AFFILIATES .....................................   55
   18.6   SUBCONTRACTING ................................................   56
   18.7   ASSIGNMENT ....................................................   56
   18.8   COUNTERPARTS ..................................................   56
   18.9   SEVERABILITY ..................................................   56
   18.10  HEADINGS ......................................................   57
   18.11  FURTHER ACTIONS ...............................................   57
   18.12  INDEPENDENT CONTRACTORS .......................................   57
   18.13  NO BENEFIT OF THIRD PARTIES ...................................   57
   18.14  USE OF NAMES, LOGOS OR SYMBOLS ................................   57
   18.15  NO WAIVER .....................................................   57
   18.16  OFFSET ........................................................   57
   18.17  EXPORT REQUIREMENTS ...........................................   58
   18.18  ENTIRE AGREEMENT; AMENDMENT ...................................   58
   18.19  EXHIBITS AND SCHEDULES ........................................   58

EXHIBIT A, AMGEN PATENT RIGHTS AS OF THE EFFECTIVE DATE..................  A-1
EXHIBIT B, ALLOWABLE COLLABORATION EXPENDITURES TO THE
           OPERATING PROFIT AND LOSS ACCOUNT.............................  B-1
EXHIBIT C, COVERED ENTITIES..............................................  C-1
EXHIBIT D, ADDITIONAL CONTRIBUTED PRODUCTS...............................  D-1
EXHIBIT E, FLT3 LIGAND AMINO ACID SEQUENCE...............................  E-1
EXHIBIT F, SCF AMINO ACID SEQUENCE.......................................  F-1
EXHIBIT G, VIACELL PATENT RIGHTS.........................................  G-1
EXHIBIT H, VIACELL TRADEMARKS............................................  H-1

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                             COLLABORATION AGREEMENT

      THIS COLLABORATION AGREEMENT (the "Agreement") is made effective as of December 23, 2003 (the "Effective Date") by and between AMGEN INC., a Delaware corporation having its principal place of business at One Amgen Center Drive, Thousand Oaks, California 91320-1799 ("Amgen"), and VIACELL, INC., a Delaware corporation having its principal place of business at 131 Clarendon Street, Boston, Massachusetts 02116 ("ViaCell"). Amgen and ViaCell are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

                                    RECITALS

      WHEREAS, Amgen is a biopharmaceutical company with experience in the research, development, manufacture, and commercialization of biotechnology and pharmaceutical products for the treatment of human diseases;

      WHEREAS, ViaCell is a development stage cellular medicine company that has expertise and technology relating to the use of stem cells in the production of cell therapy products;

      WHEREAS, Amgen has developed certain technology and know-how that relates to human proteins known as SCF and Flt3-L, which may be useful in the production of ViaCell's cell therapy products;

      WHEREAS, ViaCell has technology, know-how, experience and expertise in the research and development of ex vivo cell culture and cell therapy products that may be improved or made possible by the use of SCF and Flt3-L;

      WHEREAS, ViaCell now wishes to obtain supplies of and a license under Amgen's intellectual property rights in SCF and Flt3-L for use in ViaCell's research and development activities relating to cell therapy products and services;

      WHEREAS, the parties may wish to collaborate in the future with respect to late stage clinical trials and commercialization of ViaCell's cell therapy products on the terms and conditions set forth herein;

      WHEREAS, concurrently with the execution of this Agreement the Parties are entering into a Securities Purchase Agreement whereby Amgen is making an equity investment in ViaCell;

      NOW THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows:



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                                   ARTICLE 1
                                   DEFINITIONS

      Capitalized terms used but not otherwise defined in this Agreement (including in Exhibit B attached hereto) have the meanings set forth below:

      1.1 "AFFILIATE" shall mean, except as provided below, an individual, a partnership, a joint venture, a corporation, a trust, an estate, an unincorporated organization, a government or any department or agency thereof, or any other entity or any combination of the aforementioned entities that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with a Party. For purposes of this definition, "control" shall mean the possession, direct or indirect, of the power to cause the direction of the management and policies of a Party, whether through ownership of more than fifty percent (50%) of the voting securities of such Party, by contract or otherwise.

      1.2 "AMGEN KNOW-HOW" shall mean all Information and Material Controlled by Amgen on or following the Effective Date necessary to Develop, manufacture or Commercialize Cell Therapy Products, Collaboration Products or Unoptioned Cell Therapy Products, including but not limited to the following information: (1) information disclosed in an IND for SCF and/or Flt3-L as of the Effective Date;
(2) information disclosed as of the Effective Date in any IND supplements for SCF and/or Flt3-L; (3) all Amgen-sponsored collaborator data and results (subject to any contractual confidentiality obligations of Amgen to Third Parties regarding such results) that Amgen elects to and does provide to ViaCell; (4) any regulatory data that Amgen elects to and does provide to ViaCell; (5) sequence information or other technical information and trade secrets relating to any Amgen Materials and information regarding their structure, function and activity that Amgen elects to and does provide to ViaCell; and (6) such other information that Amgen elects to and does disclose to ViaCell, in each case that Amgen expressly designates in writing as "confidential" or "proprietary" or that it otherwise designates as Amgen Know-How under this Agreement; provided however, that Amgen Know-How shall exclude Joint Know-How.

      1.3 "AMGEN PATENT RIGHTS" shall mean Amgen's rights in those Patent Rights Controlled by Amgen on or following the Effective Date necessary to make or use each Contributed Product including without limitation those patents and patent applications listed in Exhibit A.

      1.4 "AMGEN TECHNOLOGY" shall mean all Amgen Patent Rights and Amgen Know-How.

      1.5 "AMGEN TRADEMARKS" shall mean any and all corporate names, service marks, logos or trademarks and trademark applications (whether or not registered) together with all good will associated therewith, and any renewals, extensions or modifications thereto either filed or used by Amgen.

      1.6 "CALENDAR QUARTER" shall mean the respective periods of three (3) consecutive calendar months ending on either March 31, June 30, September 30, or December 31 for so long as this Agreement is in effect.




[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      1.7 "CALENDAR YEAR" shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

      1.8 "CELL THERAPY PRODUCT(S)" shall mean any treatment, whether a product or a service, that utilizes cells or tissues that are manipulated and/or expanded ex vivo, prior to use as a therapeutic agent to treat any injury, disease or other condition, and which includes or is produced using a Contributed Product, including without limitation, CB001, prior to the earlier of the exercise of the Option or the expiration of the Option Period with respect to such treatment. For the avoidance of doubt, once Amgen exercises its Option with respect to a Cell Therapy Product, such Cell Therapy Product shall be deemed a Collaboration Product and shall cease to be considered a Cell Therapy Product. For the avoidance of doubt, once the Option Period expires with respect to a Cell Therapy Product for an indication such Cell Therapy Product for that indication shall be deemed an Unoptioned Cell Therapy Product and shall cease to be considered a Cell Therapy Product.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      1.9 "CHANGE OF CONTROL" shall mean that ViaCell entered into a transaction resulting in a transfer of [**] or more of the outstanding shares of ViaCell to a Covered Entity.

      1.10 "CLINICAL TRIAL" shall mean any study to evaluate the safety and/or the efficacy of a Cell Therapy Product or a Collaboration Product in humans, including, without limitation a phase 1, phase 2, phase 3, phase 4 or other clinical trial performed by or on behalf of either party.

      1.11 "CMC" shall mean the Chemistry Manufacturing Control section of a Regulatory Filing.

      1.12 "COLLABORATION PRODUCT(S)" shall mean any Cell Therapy Product that is developed or manufactured using a Contributed Product or any Derivative and with respect to which Amgen exercised its Option.

      1.13 "COMMERCIAL EXPENDITURES" shall have the meaning set forth in Exhibit B.

      1.14 "COMMERCIAL PLAN" shall mean the comprehensive plan and overall strategy, and any updates thereto, for the Commercialization of Collaboration Products (in accordance with customary standards for a product of comparable market potential) including, without limitation, regulatory activities after the Transition Date, Promotion, Detailing and other pre-launch and post-launch marketing and sales activities. The Commercial Plan shall include, but not be limited to, a reasonably detailed description of the schedule of work activities, responsibility for the work activities and an associated budget.

      1.15 "COMMERCIALIZE" OR "COMMERCIALIZATION" shall mean all activities (including the preparation and filing of Drug Approval Applications) relating to the Promotion, Detailing, and other pre-launch and post-launch marketing and sale activities of a Collaboration Product and shall include, without limitation, Post-Approval Clinical Studies and regulatory affairs related to the foregoing.

      1.16 "COMMERCIALLY REASONABLE EFFORTS" shall mean the level of efforts and resources required to develop, manufacture or commercialize a Collaboration Product in a sustained manner consistent with the efforts a similarly situated biopharmaceutical company would typically devote to a product of similar market potential, profit potential or strategic value resulting from its own research efforts, based on conditions then prevailing. Commercially Reasonable Efforts shall be determined on a country-by-country (each country including its territories) basis for a particular Collaboration Product, and it is anticipated that the level of effort will change over time reflecting changes in the status of the Collaboration Product and the country (including its territories) involved.

      1.17 "CONFIDENTIAL INFORMATION" shall mean, subject to the exceptions set forth in the following sentence, any all Information received by either Party ("receiving Party") from the other Party ("disclosing Party") pursuant to this Agreement that the disclosing Party has either marked as confidential or proprietary, or has identified in writing as confidential or proprietary within [**] after disclosure to the receiving Party in a non-written form. "Confidential Information" shall not include any Information which:

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

            (A) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

            (B) was known to the receiving Party, without obligation to keep it confidential, prior to when it was received from the disclosing Party;

            (C) is subsequently disclosed to the receiving Party by a Third Party lawfully in possession thereof without obligation to keep it confidential;

            (D) has been publicly disclosed other than by the disclosing Party and without breach of an obligation of confidentiality with respect thereto; or

            (E) has been independently developed by the receiving Party without the aid, application, reference to or use of Confidential Information, as demonstrated by competent written proof.

      1.18 "CONTRIBUTED PRODUCT" shall mean (a) SCF, (b) Flt3-L and (c) any cytokine or other Amgen Know-How or Material that Amgen Controls and which Amgen has, in its sole discretion chosen to make available to ViaCell under this Agreement, and which ViaCell has expressly accepted for use in connection with Unoptioned Cell Therapy Products, Cell Therapy Products and/or Collaboration Products under this Agreement, as listed on Exhibit D, as updated from time to time by mutual agreement of the Parties.

      1.19 "CONTROL" OR "CONTROLLED" shall mean possession of the ability to grant a license or sublicense as provided for herein under valid and subsisting intellectual property rights without violating the terms of any agreement or other arrangement with any Third Party or applicable law.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the
Commission.                                                                    2

      1.20 "COVERED ENTITY" shall mean a company that (i) Amgen can reasonably demonstrate is or was involved, within the previous [**] including, without limitation, those listed on Exhibit C, (ii) has a Market Capitalization of less than $[**] or (iii) has a Market Capitalization of more than $[**] and [**]. For purposes of this definition, "Market Capitalization" of a company shall mean (A) if the company's common equity is publicly traded, the value of the outstanding common equity based on (1) if the common equity is listed or admitted to trade on a national securities exchange, the [**] closing price of the company's common equity on the principal national securities exchange on which it is so listed or admitted to trade [**], as published in the Wall Street Journal; (2) if the common equity is not listed or admitted to trade on a national securities exchange, the average of the closing price for the company's common equity [**], as furnished by the National Association of Securities Dealers, Inc. ("NASD") through the NASDAQ National Market Reporting System or a similar organization if the NASD is no longer reporting such information; or (3) if the company's common equity is not listed or admitted to trade on a national securities exchange and is not reported on the National Market Reporting System, [**], as furnished by the NASD or a similar organization; or (B) if the company's common equity is not publicly traded and the NASD or a similar organization does not furnish the mean between the bid and asked prices for the company's common equity, the fair market value of the company's outstanding common equity [**].

      1.21 "DERIVATIVE" shall mean any modification of a Contributed Product, wherein the modification is covered by one or more Patent Rights Controlled by or licensed to Amgen.

      1.22 "DETAIL" OR "DETAILING" shall mean, with respect to a Collaboration Product, an interactive face-to-face visit by a Party's sales representative with a physician, designated by the Commercial Lead as a member of the target call audience, at his or her office, at hospitals or at other locations (excluding exhibits, displays and other forms of communication not involving face-to-face contact by such sales representative), during which indicated uses, safety, effectiveness, contraindications, side effects, warnings and/or other relevant characteristics of a Collaboration Product as approved by a Regulatory Authority are described in a fair and balanced manner consistent with the FD&C Act (or equivalent laws in the Territory), as applicable, including, but not limited to, the regulations at 21 CFR Part 202 and using, as necessary or desirable, the Product Labeling (as defined herein) or the Promotional Materials (as defined herein), in an effort to increase physician prescribing preferences of such Collaboration Product for its approved indicated uses.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      1.23 "DEVELOPMENT" OR "DEVELOP" shall mean all clinical development activities undertaken to obtain Regulatory Approval for a Cell Therapy Product or Collaboration Product in an indication in the Territory. For the avoidance of doubt, these activities shall include clinical studies and clinical drug development activities, including among other things: test method development and stability testing, toxicology, formulation, process development, statistical analysis and report writing, product approval and registration, and regulatory affairs related to the foregoing. When used as a verb, "Develop" means to engage in Development.

      1.24 "DEVELOPMENT PLAN" shall mean the comprehensive plan, overall strategy and timelines, and any updates thereto, for the Development of Cell Therapy Products and Collaboration Products (in accordance with customary standards for a product of comparable market potential) including, without limitation, the research, preclinical research, clinical studies, development/ manufacturing, clinical and regulatory activities required to obtain Regulatory Approval(s) in the Territory. The Development Plan shall include, but not be limited to, a reasonably detailed description of the schedule of work activities, responsibility for the work activities and an associated budget.


      1.25 "DIRECT DEVELOPMENT COST" shall mean (i) actual Third Party charges and fees paid by ViaCell for the performance of clinical development of Cell Therapy Products, which become Collaboration Products upon Amgen exercising its Option, (ii) ViaCell's labor cost directly related to clinical development of Cell Therapy Products, which become Collaboration Products upon Amgen exercising its Option, and (iii) ViaCell's labor cost and actual Third Party charges and fees paid by ViaCell for the manufacture of Cell Therapy Products, which become Collaboration Products upon Amgen exercising its Option [**]. All ViaCell labor costs included under "Direct Development Cost" shall be charged at [**].


      1.26 "DOLLAR" OR "$" shall mean a United States dollar.

      1.27 "DRUG APPROVAL APPLICATION" shall mean an application for Regulatory Approval required before commercial sale or use of a Collaboration Product as a drug or to treat a particular indication in a regulatory jurisdiction, including without limitation: (a) (i) a Biologics License Application (BLA) pursuant to 21 C.F.R. 601.2, submitted to the FDA or any successor application or procedure and
(ii) any counterpart of a U.S. BLA in another country in the Territory; and (b) all supplements and amendments, including supplemental Biologics License Applications (and any foreign counterparts) that may be filed (e.g., to expand the label) with respect to the foregoing.

      1.28 "FDA" shall mean the United States Food and Drug Administration, or any successor thereto.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      1.29 "FIRST COMMERCIAL SALE" shall mean the initial transfer by a Party of a Collaboration Product to a Third Party for any indication in exchange for cash or some other consideration to which value can be assigned, following Regulatory Approval to market such Collaboration Product.

      1.30 "FLT3-L" shall mean shall mean Amgen's Flt3 Ligand, a hematopoietic growth factor, having the amino acid sequence which is set forth in Exhibit E.

      1.31 "FORCE MAJEURE" shall mean any occurrence beyond the reasonable control of a Party that prevents or substantially interferes with the performance by the Party of any of its obligations hereunder, if such occurs by reason of any act of God, flood, fire, explosion, earthquake, breakdown of plant, shortage of critical equipment, loss or unavailability of manufacturing facilities or material, strike, lockout, labor dispute, casualty or accident, or war, revolution, civil commotion, acts of public enemies, blockage or embargo, or any injunction, law, order, proclamation, regulation, ordinance, demand or requirement of any government or of any subdivision, authority or representative of any such government, inability to procure or use materials, labor, equipment, transportation or energy sufficient to meet manufacturing needs without the necessity of allocation, or any other cause whatsoever, whether similar or dissimilar to those above enumerated, beyond the reasonable control of such Party, if and only if the Party affected shall have used reasonable efforts to avoid such occurrence and to remedy it promptly if it shall have occurred.

      1.32 "GAAP" shall mean United States generally accepted accounting principles.

      1.33 "IND" shall mean an Investigational New Drug application.

      1.34 "INFORMATION" shall mean all tangible and intangible techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, conclusions, skill, experience, test data and results (including pharmacological, toxicological and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms.

      1.35 "JOINT KNOW-HOW" shall mean Information and Materials characterized, conceived, developed, derived, generated or identified jointly by employees of or consultants to ViaCell and employees of or consultants to Amgen from the Effective Date through the Term in the course of performing obligations or exercising rights under this Agreement.

      1.36 "JOINT PATENT RIGHTS" shall mean all Patent Rights that claim or disclose Joint Know-How.

      1.37 "LOSSES" shall mean liabilities, costs, fees, expenses and/or losses, including without limitation reasonable legal costs, expenses and attorneys' fees for outside counsel.

      1.38 "MAJOR MARKET COUNTRY" shall mean the United States, United Kingdom, Italy, Germany, France or Japan.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      1.39 "MANUFACTURING PLAN" shall mean the comprehensive plan, overall strategy and timelines, and any updates thereto, for the manufacture of Cell Therapy Products and Collaboration Products. The Manufacturing Plan shall include, but not be limited to, a reasonably detailed description of the schedule of work activities, responsibility for the work activities and an associated budget.

      1.40 "MANUFACTURING TRANSITION" shall mean the process and change in the rights and responsibilities of the Parties described in Section 7.2(g) of this Agreement.

      1.41 "MATERIALS" shall mean biological materials including, but not limited to, Contributed Products, screens, animal models, cell lines, cells, nucleic acids, receptors, cytokines, proteins, reagents and other molecules.

      1.42 "NET SALES" shall mean all revenues recognized in accordance with GAAP from the sale or other disposition of Collaboration Products by Amgen, ViaCell or their respective Affiliates to a Third Party after deducting returns and allowances (actually paid or allowed) including, [**]. Amounts received by a Party or its Affiliates for the sale of Collaboration Products to such Party or its Affiliates for resale shall not be included in the computation of Net Sales hereunder.

      1.43 "OPERATING PROFIT OR LOSS" shall mean, for any period, the total Net Sales of Collaboration Products less the sum of Allowed Expenditures.

      1.44 "PATENT RIGHTS" shall mean (i) a pending application for a patent, including without limitation any provisional, converted provisional, continued prosecution application, continuation, divisional or continuation-in-part thereof; or (ii) an issued, unexpired patent (with the term "patent" being deemed to encompass, without limitation, an inventor's certificate) which has not been held invalid or unenforceable by a court of competent jurisdiction from which no appeal can be taken or has been taken within the required time period, including without limitation any substitution, extension, registration, confirmation, reissue, re-examination, renewal or any like filing thereof.

      1.45 "PIVOTAL TRIAL(S)" shall mean those clinical trials on sufficient numbers of patients that, if the defined end-points are met, are designed (and agreed to by the FDA, or other Regulatory Authorities in the Territory) based upon existing data in the same patient population as of the start of the trial to definitively establish that a drug is safe and efficacious for its intended use, and to define warnings, precautions and adverse reactions that are associated with the drug in the dosage range to be prescribed, and which provide pivotal data supporting Regulatory Approval of such drug or label expansion of such drug and that satisfy the requirements of 21 CFR 321.21(c), or its successor regulation, or an equivalent foreign clinical trial.

      1.46 "POST-APPROVAL CLINICAL STUDIES" shall mean those clinical studies, after Regulatory Approval of a Collaboration Product, approved by the JSC including, but not limited to, Post Marketing Approval Studies, pharmacoeconomic studies, pharmacoepidemiology studies, and investigator sponsored clinical studies and, to the extent requested or modified from time to time, safety surveillance studies.

      1.47 "POST MARKETING APPROVAL STUDIES" shall mean those clinical trials, including safety surveillance studies, conducted under an IND which are agreed upon by the Commercial Lead and a Regulatory Authority as a condition of approval or maintenance of approval of a Drug Approval Application for a Collaboration Product, as the case may be, other than patient registries of other than a passive, non-interventional nature.

      1.48 "PROCESS DEVELOPMENT/MANUFACTURING PLAN" shall mean the comprehensive plan and overall strategy, and any updates thereto, for process development/manufacturing scale-up, manufacture, formulation, filling and/or shipping of selected Collaboration Products (in accordance with customary standards for a product of comparable market potential). The Process Development/Manufacturing Plan shall include, but not be limited to, (i) a reasonably detailed description of the schedule of work activities, responsibility for the work activities and an associated budget of Collaboration Products prior to completion of any Pivotal Trial therewith and (ii) a reasonably detailed description of the schedule of work activities, responsibility for the work activities and an associated budget of Collaboration Products upon or after completion of any Pivotal Trial therewith.

      1.49 "PRODUCT LABELING" shall mean (a) the Regulatory Authority-approved full prescribing information of a Collaboration Product, including any required patient information

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

and (b) all labels and other written, printed or graphic matter upon any container, wrapper or any package insert or outsert utilized with or for a Collaboration Product.

      1.50 "PRODUCT TRADEMARK" shall mean any trademarks and trade names (and trademark applications (whether or not registered) together with all goodwill associated therewith, and any renewals, extensions or modifications thereto in the Territory), trade dress and packaging, in each case, which are applied to or used with Collaboration Products or any Promotional Materials. "Product Trademark" shall not include the marks AMGEN or VIACELL.

      1.51 "PROGRAM PLAN" shall mean the comprehensive plan and overall strategy, and any updates thereto, for the Development and manufacture of Cell Therapy Products and the Commercialization of Collaboration Products. The Program Plan shall be comprised of the Development Plan, Manufacturing Plan, Regulatory Plan, Commercial Plan and other allowable activities (and Other Allowed Expenditures) and an associated budget for the foregoing.

      1.52 "PROMOTE" OR "PROMOTION" OR "PROMOTING" OR "PROMOTIONAL" shall mean, with respect to a Collaboration Product, those activities and obligations other than Detailing undertaken by a Party to encourage sales of such Collaboration Product including, but not limited to, journal advertising, direct mail programs, direct-to-consumer advertising, education, convention exhibits, and other forms of advertising, promotion and any other communication specified in any Commercial Plan.

      1.53 "PROMOTIONAL MATERIALS" shall mean all sales representative training materials and all written, printed, graphic, electronic, audio or video matter including, but not limited to, journal advertisements, sales visual aids, direct mail, direct-to-consumer advertising, Internet postings, broadcast advertisements, and sales reminder aids (e.g., scratch pads, pens and other such items) intended for use or used by a Party in connection with any Promotion (as defined herein) or Detailing of a Collaboration Product, except Product Labeling.

      1.54 "RECALL" OR "RECALLING" shall mean an event, incident or circumstance which may result in the need for a "recall" or "market withdrawal" (as such terms are defined in U.S. regulations in 21 CFR 7.3 or other similar national, state or local law or regulations) or field alert or field correction of a Collaboration Product or any lots thereof.

      1.55 "REGULATORY APPROVAL" shall mean any approvals (including supplements, amendments, pre- and post-approvals and price approvals), licenses, registrations or authorizations (including designations of a Collaboration Product as an "Orphan Product" under the Orphan Drug Act), howsoever called, of any Regulatory Authority, which are necessary for the distribution, importation, exportation, manufacture, production, use, storage, transport or clinical testing and/or sale of a Cell Therapy Product or Collaboration Product in a regulatory jurisdiction. Regulatory Approval shall not include any site license for an Amgen manufacturing facility.

      1.56 "REGULATORY AUTHORITY" shall mean the FDA or any counterpart of the FDA outside the United States, or other national, supra-national, regional, state or local regulatory agency, department, bureau, commission, council or other governmental entity with authority

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

over the distribution, importation, exportation, manufacture, production, use, storage, transport or clinical testing and/or sale of a Cell Therapy Product or Collaboration Product.

      1.57 "REGULATORY FILINGS" shall mean, collectively, INDs, BLAs, establishment license applications (ELAs) and drug master files (DMFs), applications for designation of a Collaboration Product as an "Orphan Product(s)" under the Orphan Drug Act or any other similar filings (including any foreign equivalents and further including any related correspondence and discussions), and all data contained therein, as may be required by the FDA or equivalent foreign Regulatory Authorities for the Development, manufacture or Commercialization of a Cell Therapy Product or Collaboration Product.

      1.58 "REGULATORY PLAN" shall mean the comprehensive plan or plans and overall strategy, and any updates thereto, for preparing and filing any and all Regulatory Filings regarding Cell Therapy Products or Collaboration Products (in accordance with customary standards for a product of comparable market potential) and for communications with Regulatory Authorities, including all interactions with respect to such Regulatory Filings. The Regulatory Plan shall include, but not be limited to, a reasonably detailed description of the schedule of the work activities, responsibility for the work activities and an associated budget.

      1.59 "REPRESENTATIVES" of a party shall mean all directors, officers, employees, agents and advisors (including, without limitation, attorneys, accountants, investment bankers and financial advisors) of such party and the Affiliates of such party.

      1.60 "SCF" shall mean Amgen's Stem Cell Factor, an early-acting hematopoietic growth factor, having the amino acid sequence which is set forth in Exhibit F plus or minus a methionine at position -1.

      1.61 "TERRITORY" shall mean the world.

      1.62 "THIRD PARTY" shall mean any individual, partnership, joint venture, corporation, trust, estate, unincorporated organization, government or any department or agency thereof, or any other entity other than Amgen or ViaCell or an Affiliate of either of them.

      1.63 "TRANSITION DATE" shall mean, with respect to a Collaboration Product, the date that is [**] regarding such Collaboration Product.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      1.64 "UNOPTIONED CELL THERAPY PRODUCT(S)" shall mean any Cell Therapy Product for an indication for which the Option Period has expired.

      1.65 "VIACELL KNOW-HOW" shall mean all Information and Materials Controlled by ViaCell on or following the Effective Date necessary to Develop, manufacture or Commercialize Collaboration Products. "ViaCell Know-How" shall not include Joint Know-How.

      1.66 "VIACELL PATENT RIGHTS" shall mean ViaCell's rights on or following the Effective Date in all Patent Rights in force throughout the Territory having at least one valid and enforceable claim covering the composition, manufacture or use of Cell Therapy Products and/or Collaboration Products, including without limitation those patents and patent applications listed in Exhibit G. "ViaCell Patent Rights" shall not include Joint Patent Rights.

      1.67 "VIACELL TECHNOLOGY" shall mean all ViaCell Patent Rights and ViaCell Know-How.

      1.68 "VIACELL TRADEMARKS" shall mean any and all corporate names, service marks, logos or trademarks and trademark applications (whether or not registered) together with all good will associated therewith, and any renewals, extensions or modifications thereto either filed or used by ViaCell and listed on Exhibit H, as updated from time to time by ViaCell.

                                    ARTICLE 2
                     COLLABORATION ACTIVITIES AND GOVERNANCE

      2.1 DEVELOPMENT PRIOR TO OPTION EXERCISE. ViaCell shall engage in research and development activities with the goal of developing Cell Therapy Products. Such research and development may, consistent with the terms of the licenses set forth in this Agreement, include the use of the Contributed Products.

      2.2 JOINT STEERING COMMITTEE. As soon as practicable following the Effective Date, the Parties shall establish a Joint Steering Committee (the "JSC") comprised of [**] officers or managers from each of ViaCell and Amgen.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      2.3 JSC RESPONSIBILITIES. The JSC shall be responsible for overseeing and managing the collaboration with respect to Cell Therapy Products and Collaboration Products, including, without limitation the following functions:

            (A) The JSC shall meet at least twice per Calendar Year. Such meetings shall alternate between Amgen and ViaCell locations and be held at such times as are agreed upon by the JSC. At least one JSC meeting per year shall be conducted in person, whereas other JSC meetings may be held in person or by video conference or teleconference. The first meeting shall be held at Amgen's facilities within [**] of the Effective Date, and the agenda for such meeting shall include a review of a program plan for 2004 including a budget for Direct Development Costs for CB001 and any other Cell Therapy Products. If a Party's representative is unable to attend a meeting, such Party may designate an alternate representative to attend such meeting. In addition, each Party may, at its discretion (and with the consent of the other Party, not to be unreasonably withheld), invite additional employees, consultants or scientific advisors to attend any JSC meetings.

            (B) The JSC shall review and discuss the progress of ViaCell's Development and manufacturing of Cell Therapy Products and, if applicable, Amgen's Development and Commercialization and ViaCell's manufacturing of Collaboration Products, including review of plans, budgets, clinical trial designs, data, results and other information in appropriate detail to enable the JSC members to meaningfully monitor the progress of the Development, manufacturing and Commercialization efforts of the Parties and to provide advice and feedback relating thereto.

            (C) The JSC shall consider the applicability and usefulness of any Materials that a Third Party or Amgen may (in its sole discretion) choose to make available to ViaCell for use in producing or using the Cell Therapy Products and/or the Collaboration Products.

            (D) Each year at the first JSC Meeting after the beginning of ViaCell's fiscal year the JSC shall review an annual budget for projected Direct Development Costs for each Cell Therapy Product for the following year prepared by ViaCell in conjunction with ViaCell's annual budget process. At the first JSC meeting after the end of ViaCell's fiscal year, the JSC shall review and reconcile the actual Direct Development Costs for each Cell Therapy Product to the budget previously reviewed. Upon approval by the JSC of the budget and the reconciliation, such approvals shall be noted in the minutes of the JSC meeting. [**].

            (E) For Collaboration Products, each Party shall submit to the JSC for review prior to the end of [**] its [**] plans and budgets in draft form covering activities for which it is responsible. [**].

            (F) The JSC shall perform such other functions as appropriate to further the purposes of the collaboration pursuant to the terms and conditions of this Agreement.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      The JSC shall not have the authority to require Amgen or ViaCell to undertake or modify any activities for which such Party is responsible under this Agreement. Further, notwithstanding the above responsibilities of the JSC, nothing in this Section 2.3 shall erode or detract from each Party's rights and responsibilities for Developing, manufacturing and Commercializing Cell Therapy Products and Collaboration Products pursuant to the Program Plan and as described in this Agreement.

      2.4 JSC MEETING PREPARATION.

            (A) At least [**] prior to each regularly scheduled JSC meeting, ViaCell shall provide to Amgen a report summarizing the progress of ViaCell's research and Development efforts relating to Cell Therapy Products and its manufacturing efforts related to Cell Therapy or Collaboration Products. After each Transition Date and for so long as Amgen has primary responsibility for the Development and Commercialization of a Collaboration Product(s), Amgen shall provide to ViaCell a report summarizing the progress of Amgen's Development and Commercialization efforts relating to Collaboration Products at least [**] prior to each regularly scheduled JSC meeting.

            (B) ViaCell may provide to Amgen, and Amgen may consider, a request for information relating to [**] Controlled by Amgen, which ViaCell believes may have potential utility in Cell Therapy Products.

            (C) At least once per Calendar Year, Amgen shall provide to ViaCell a summary report [**] and which Amgen believes may have potential utility in Cell Therapy Products, and which Amgen (in its sole discretion) desires to make available to ViaCell for use in the research and development of Cell Therapy Products (if any). Amgen may elect to include in its summary report information [**] that was the subject of a request for information under Section 2.4(b).

            (D) All reports, requests for information and other material provided pursuant to Section 2.4 of this Agreement shall be provided in writing to each member of the JSC.

      2.5 DECISION MAKING; ADMINISTRATIVE MATTERS.

            (A) Decision Making. All decisions of the JSC shall be made by the [**] of ViaCell and Amgen, with the representatives of each Party who are members of the JSC collectively having one vote in any matter requiring the approval of the JSC.

            (B) Dispute Resolution. If the JSC is unable to reach [**] agreement on any issue within a period of [**] after receiving written notification from a Party of a dispute regarding such issue under this Agreement, then the final decision-making authority for any such matter shall be determined, depending upon the subject matter of the unresolved issue, as follows:

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

            (I) Development decisions: Subject to the obligations set forth in
Section 5.7(a) to meet and cooperate with respect to Severe Adverse Events, ViaCell shall have final decision-making authority with respect to Development activities relating to all Cell Therapy Products, after reasonably considering in good faith any concerns raised or comments promptly provided by Amgen. Subject to the obligations set forth in Section 5.7(a) to meet and cooperate with respect to Severe Adverse Events, Amgen shall have final decision-making authority with respect to Development activities relating to all Collaboration Products, after reasonably considering in good faith any concerns raised or comments promptly provided by ViaCell.

            (II) Manufacturing decisions: Except for decisions relating to the manufacture of Contributed Products, ViaCell shall have final decision-making authority with respect to process development and manufacturing activities, after reasonably considering in good faith any concerns raised or comments promptly provided by Amgen. Subject to the provisions of Section 7.3 of this Agreement, neither ViaCell nor the JSC shall have any authority relating to the manufacture of Contributed Products, which shall be solely within the authority and discretion of Amgen. The provisions of this Section 2.5(b)(ii) shall be subject to Section 7.2(g), and upon and after a Manufacturing Transition, Amgen shall have final decision-making authority with respect to process development and manufacturing activities.

            (III) Regulatory decisions: ViaCell shall have final decision-making authority with respect to all activities relating to obtaining Regulatory Approvals for all Cell Therapy Products, after reasonably considering in good faith any concerns raised or comments promptly provided by Amgen. Amgen shall have final decision-making authority with respect to all activities relating to obtaining Regulatory Approvals for all Collaboration Products, after reasonably considering in good faith any concerns raised or comments promptly provided by ViaCell.

            (IV) Commercialization decisions: Amgen shall have final decision-making authority with respect to Commercialization activities relating to all Collaboration Products, after reasonably considering in good faith any concerns raised or comments promptly provided by ViaCell. For the avoidance of doubt, neither Party shall have any rights to commercialize Cell Therapy Products and ViaCell reserves for itself all rights to commercialize all Unoptioned Cell Therapy Products.

            (V) All other Decisions: The Parties shall attempt to resolve disputes arising under, or relating to, this Agreement that concern matters not listed in (i) - (iv) above in accordance with the provisions of Article 17, below.

For the avoidance of doubt, control of final decision-making authority for any matter as set forth in Sections 2.5(b)(i)-(iv) shall not relieve the Party with such final decision-making authority from any of its representations, warranties and/or covenants as set forth in Article 14 nor shall it enable such Party to unilaterally modify or amend the terms of this Agreement.

            (C) Administrative Matters. The JSC shall establish its own procedural rules for its operation, consistent with the terms of this Section
2.5. A chairperson for the JSC shall be appointed from among its members. The chairperson shall be appointed on an annual basis and will be a ViaCell representative prior to the Transition Date of the first Collaboration Product and an Amgen representative after the Transition Date of the first Collaboration Product. The chairperson shall be responsible for calling meetings of the JSC and for leading the meetings. A JSC member of the Party hosting a meeting of the JSC shall serve as secretary of that meeting. Within [**] following each meeting, the secretary of such meeting shall prepare and distribute to all members of the JSC the minutes of the meeting. Such minutes shall provide a reasonably detailed description of the meeting discussions and a list of any actions, decisions or determinations approved by the JSC. The minutes of each JSC meeting shall be approved or disapproved, and revised as necessary, at the next meeting. Final minutes of each meeting shall be distributed to the members of the JSC by the chairperson.

      2.6 SCIENTIFIC ADVISORY BOARD.

            (A) During the Term, ViaCell shall arrange for at least one senior Amgen scientist identified by Amgen, who shall initially be Dr. Glenn Begley, Senior Director, Basic Research, Hematology (the "MSAB Nominee"), to serve as a member of ViaCell's Medical Scientific Advisory Board. Amgen, in its sole discretion, shall have the right to replace such MSAB Nominee at any time upon written notice to ViaCell.

            (B) ViaCell shall retain the right at all times to exclude the MSAB Nominee from segments of its Medical Scientific Advisory Board meetings that do not relate to Cell Therapy Products or Collaboration Products. Amgen and the MSAB Nominee shall retain the right at all times to recuse the MSAB Nominee from any meeting or segments of a meeting of ViaCell's Scientific Advisory Board.

            (C) The Parties understand and acknowledge that the MSAB Nominee is intended solely to provide ViaCell with strategic technical scientific input, and is not intended to confer on Amgen, the MSAB Nominee or any employees, officers or directors of Amgen any duties to ViaCell, including, without limitation, fiduciary duties or rights. ViaCell further understands that Amgen's employees, officers and directors owe duties solely to Amgen, its subsidiaries and Affiliates. Any advice provided by Amgen, its employees, officers and directors is provided with no warranties of any kind, and ViaCell shall indemnify, defend and hold Amgen harmless for any claims that may result from its reliance thereon.

                                    ARTICLE 3
                                   DEVELOPMENT

      3.1 VIACELL RESPONSIBILITIES.

            (A) ViaCell shall be responsible for preparing and submitting the Development Plan section of the Program Plan with respect to Cell Therapy Products to and for approval by the JSC, and shall update the Development Plan on an annual basis, in time for the annual budget cycle of each of the Parties; provided however, it is acknowledged and agreed that

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

the Development Plan may need to be modified from time to time between annual updates, based upon the results of clinical trials and other unanticipated events. [**].

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

            (B) ViaCell shall have responsibility for all aspects of Developing the Cell Therapy Products in the Territory, including making all strategic and tactical decisions with respect thereto in accordance with the Development Plan and establishing the methods and means by which it performs its obligations under this Agreement (including the management of permitted subcontractors, pursuant to Section 18.6).

            (C) ViaCell hereby covenants that it shall use Commercially Reasonable Efforts to generate data as soon as practicable from a Phase 1 clinical trial, and, if applicable, from a Phase 2 clinical trial, all in accordance with the Development Plan approved by the JSC.

      3.2 AMGEN RESPONSIBILITIES.

            (A) Amgen shall be responsible for preparing and submitting the Development Plan section of the Program Plan with respect to the Collaboration Products to and for approval by the JSC, and shall update the Development Plan on an [**] basis, [**]; provided however, it is acknowledged and agreed that the Development Plan may need to be modified from time-to-time[**], based upon the results of clinical trials and other unanticipated events. [**].

            (B) Amgen shall have responsibility for all aspects of Developing the Collaboration Products in the Territory, including making all strategic and tactical decisions with respect thereto in accordance with the Development Plan and establishing the methods and means by which it performs its obligations under this Agreement (including the management of permitted subcontractors, pursuant to Section 18.6). For the avoidance of doubt, Amgen shall use its Commercially Reasonable Efforts in relation to creating and amending the Development Plan in a manner that is reasonable and in exercising decision-making with respect to the Development of the Collaboration Products.

      3.3 ADDITIONAL AMGEN ASSISTANCE. Upon the request of ViaCell, Amgen [**] to assume certain Development responsibilities in support of ViaCell's carrying out the activities within the Development Plan. Prior to assuming any such responsibility, Amgen shall provide to ViaCell, for approval by the JSC and inclusion within the Development Plan, the estimated budget for carrying out any such responsibility. Immediately upon execution of such responsibilities, Amgen may charge its expenses associated therewith to ViaCell in the form of written invoices to be paid within [**] of receipt.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      3.4 DEVELOPMENT OBLIGATIONS. Each Party shall be responsible for carrying out its activities in accordance with the Development Plan. These activities shall include, without limitation (i) identifying and carrying out all major Development tasks to be conducted prior to submission of filings for Regulatory Approval of a Collaboration Product for a particular indication; (ii) identifying key Development objectives, expected associated resources, risk factors, timelines, go/no go decision points and relevant decision criteria;
(iii) carrying out all aspects of (e.g., designing studies and protocols and conducting), and preparing the associated Regulatory Plan for, all clinical trials necessary to obtain Regulatory Approval for each indication pursued, as well as establishing new dosage forms, new formulations or other enhancements of approved Collaboration Products (but excluding Post-Approval Clinical Studies) including, but not limited to (1) establishing/contracting with clinical sites, investigators and contract research organizations ("CROs"), (2) enrolling clinical study patients, (3) organizing investigator meetings, scientific meetings, advisory panel workshops and regulatory meetings, and (4) analyzing, summarizing and presenting clinical study results; (iv) performing any other additional research and pre-clinical research in support of the clinical development of Collaboration Products; (v) forecasting clinical manufacturing production requirements; and (vi) Regulatory Authority reporting on study design, study outcome, other communications and regulatory filings (to the extent not covered by a Regulatory Plan).

      3.5 INFORMATION AND DATA.

            (A) ViaCell shall promptly disclose to Amgen all material scientific or technical information relating to any Collaboration Product that it discovers in the course of Development activities, promptly after it is learned or its materiality is appreciated. ViaCell shall maintain a database which contains (i) all clinical trial data accumulated from clinical trials of all Cell Therapy Products, (ii) all safety data, and (iii) all adverse reaction information for all Cell Therapy Products. On an annual basis, ViaCell shall provide Amgen with written summaries of all pre-clinical and clinical data generated by or on behalf of ViaCell with respect to Cell Therapy Products, as well as all such pre-clinical and clinical data in an industry standard computer readable format requested by Amgen. Amgen shall be entitled to have access, during regular business hours and upon reasonable advance notice, to such pre-clinical and clinical data maintained by ViaCell (including all clinical trial databases, in an industry standard computer readable format requested by Amgen). ViaCell shall ensure that its preclinical and clinical trials are monitored and audited in accordance with industry standards.

            (B) Amgen shall promptly disclose to ViaCell all material scientific or technical information relating to any Cell Therapy Product or Collaboration Product that it discovers in the course of Development activities, promptly after it is learned or its materiality is appreciated. Amgen shall maintain a database which contains (i) all clinical trial data accumulated from clinical trials of all Collaboration Products, (ii) all safety data, and (iii) all adverse reaction information for all Collaboration Products. On an annual basis, Amgen shall provide ViaCell with written summaries of all clinical data generated by Amgen with respect to Collaboration Products, as well as such clinical data in an industry standard computer readable format requested by ViaCell. ViaCell shall be entitled to have access, during regular business hours and upon reasonable advance notice to such clinical data maintained by Amgen (including all clinical trial databases, in an industry standard computer readable format requested by

ViaCell). Amgen shall ensure that its preclinical and clinical trials are monitored and audited in accordance with industry standards.

      3.6 AUDIT. Amgen shall have the right to conduct reasonable quality assurance audits with respect to all facilities, clinical sites, operations and laboratories (and any records related thereto) of ViaCell or Third Party subcontractors, where Development activities are conducted, as is reasonably necessary solely for the purpose of verifying ViaCell's conformance with applicable cGMP, cGLP, cGCP and other regulatory requirements. Such audits shall be conducted upon reasonable notice during reasonable business hours.

                                    ARTICLE 4
                                  AMGEN OPTION

      4.1 VIACELL REPORTING OBLIGATIONS. Upon completing the data collection and analysis resulting from each Clinical Trial for any Cell Therapy Product, ViaCell shall promptly provide to the JSC a detailed written report describing the Clinical Trial results and sufficient related information necessary to evaluate future development options and requirements. The JSC shall promptly review such report to determine whether the form and substance of the report meet standards for such reports in the pharmaceutical and biotechnology industries, and, if applicable, suggest changes or improvements thereto. Promptly after approval of such report by the JSC, ViaCell shall provide a copy of the approved report to Amgen. Such report shall include a detailed written account of the Direct Development Costs approved pursuant to Section 2.3, incurred up to that date, itemized by product and by indication.

      4.2 OPTION GRANT. ViaCell hereby grants to Amgen, and Amgen hereby accepts a worldwide, exclusive option to select as a Collaboration Product any Cell Therapy Products that are researched, developed or made using any Contributed Product (the "Option"). For the avoidance of doubt, upon the exercise of the Option, Amgen will automatically receive (and ViaCell hereby grants to Amgen) a worldwide, exclusive license under the ViaCell Technology sufficient to make, have, made, use, sell, promote, import and export the Collaboration Products, provided, however, that the rights to make and have made shall be retained by ViaCell until and unless Amgen exercises its right to assume the rights and responsibilities of Manufacturing Lead under Section 7.1(f).

      4.3 OPTION EXERCISE. Prior [**] for each Cell Therapy Product [**], ViaCell shall provide to Amgen a notice of ViaCell's intent to commence such [**] (which notice shall be provided only after ViaCell has provided to Amgen a detailed written report in relation to [**], the results of which support the commencement of the [**], which report has been approved by the JSC in accordance with Section 4.1 of this Agreement), and Amgen shall have the right to exercise the Option within [**] of receiving such notice from ViaCell or at any time prior to receiving such notice from ViaCell (the "Option Period"). Should Amgen choose to exercise an Option, it must do so by providing to ViaCell a written notice thereof (an "Exercise Notice"). For the avoidance of doubt, Amgen shall have the right to exercise each Option on a product-by-product and indication-by-indication basis. If Amgen does not exercise the Option prior to the expiration of the Option Period with respect to a Cell Therapy Product for an indication, then that Cell Therapy Product for that indication will be deemed an Unoptioned Cell Therapy Product and Amgen will no longer have an Option with respect to that Cell Therapy Product for that indication.

      4.4 PAYMENT OF DEVELOPMENT COSTS. Within [**] of the Transition Date, Amgen shall pay to ViaCell [**] of the Direct Development Costs incurred prior to the Transition Date for the Collaboration Product and indication for which Amgen has exercised its Option.

      4.5 TRANSITION OF RESPONSIBILITIES. After Amgen's exercise of the Option and prior to the Transition Date, ViaCell will transfer to Amgen the IND and all other Regulatory Filings for the Collaboration Product for which Amgen exercised its Option. ViaCell shall also deliver to Amgen a complete copy of the IND and any other Regulatory Filings for the Collaboration Product for which Amgen has exercised its Option and any related correspondence with the FDA and any other Regulatory Authority relating thereto, as well as all related Information and Materials (including but not limited to data and results of Phase 1, Phase 2 and/or Phase 3 clinical trials, to the extent applicable). On and after the Transition Date for a Collaboration Product, ViaCell will provide all assistance and execute all documents reasonably requested to facilitate the transition of the Development responsibilities, as described in Article III, and the responsibilities of the Commercial Lead, as described in Article VI, for that Collaboration Product to Amgen. For the avoidance of doubt, the exercise of the Option will not affect the rights and responsibilities of the Parties with respect to Cell Therapy Products and/or indications for which the Option Period has not expired. [**].

      4.6 TRANSFERABILITY. Except as otherwise set forth below or as otherwise explicitly permitted by this Agreement, neither Party shall have the right to assign, sublicense or transfer its rights with respect to any Cell Therapy Product or Collaboration Product.



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

            (A) Either Party shall have the right to assign its rights to any or all Collaboration Products, provided however, that prior to such assignment, that Party (the "Transferring Party") first provides the other Party (the "Non-Transferring Party") [**] The Non-Transferring Party's [**] first shall commence upon the Transferring Party providing a written notice describing in detail the rights (including rights to any tangible or intangible property) it desires to assign to a Third Party [**] Upon receipt of a [**] the Non-Transferring Party shall have a [**] in which to determine whether it desires to [**] proposing the terms on which [**] (if at all). In the event that the Transferring Party desires to [**] the parties shall [**] of the definitive documents required to [**] In the event that (i) the Transferring Party does not desire to [**] such Assets to the Non-Transferring Party [**] or (ii) the Parties are unable to [**] of the date on which the Transferring Party indicates its desire to [**] such Assets to the Non-Transferring Party [**] then the Transferring Party shall [**] In the event that the Non-Transferring Party does not [**] then the Transferring Party shall [**] In the event that ViaCell assigns its rights to any Collaboration Product to any Third Party under this
Section 4.6(a), Amgen shall have the right [**] with respect to such Collaboration Product, which right is exercisable within [**]

            (B) For the avoidance of doubt, ViaCell shall have the right to assign its rights to any Unoptioned Cell Therapy Product without restriction.

            (C) In the event of a Change of Control of ViaCell, [**] for any and/or all Collaboration Products which right is exercisable within [**] after the date Amgen became aware that the Change of Control occurred. At any time after a Change of Control of ViaCell, for each Cell Therapy Product for which Amgen elects to exercise its Option, [**], which right is exercisable within [**] of the date of the exercise of the Option with respect to such Cell Therapy Product.

      4.7 OPT-OUT. Each party shall have the right, upon [**] written notice (an "Opt-Out Notice") to the other Party to opt out of its rights with respect to any Collaboration Product. [**] after delivering such Opt-Out Notice (the "Opt-Out Date") to the other Party, the Party so doing shall completely forfeit all rights under this Agreement with respect to the Collaboration Product(s) listed in the Opt-Out Notice, and all remaining rights shall immediately vest in the other Party. The Party opting out shall, however, be responsible for and obligated with respect to (i) [**] and (ii) providing all assistance and executing all documents as the other Party may reasonably request to facilitate or assist in transitioning the roles and responsibilities previously held by the Party opting out, subject to the terms of Section 7.3 below.



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                                    ARTICLE 5
                                   REGULATORY

      5.1 REGULATORY PLAN(A) ViaCell shall be responsible for preparing and submitting the Regulatory Plan section of the Program Plan with respect to Cell Therapy Products to and for approval by the JSC, and shall update the Regulatory Plan on an [**] basis, [**]; provided however, it is acknowledged and agreed that the Regulatory Plan may need to be modified from time to time between [**] updates, based upon the results of clinical trials and other unanticipated events. [**].

            (B) Amgen shall be responsible for preparing and submitting the Regulatory Plan section of the Program Plan with respect to Collaboration Products to and for approval by the JSC, and shall update the Regulatory Plan on an [**] basis, [**]; provided however, it is acknowledged and agreed that the Regulatory Plan may need to be modified from time to time between [**] updates, based upon the results of clinical trials and other unanticipated events. [**].

      5.2 REGULATORY LEAD. ViaCell shall be responsible for all regulatory matters for Cell Therapy Products and Amgen shall be responsible for all regulatory matters for Collaboration Products and each shall be referred to as the "Regulatory Lead" therefor. Regulatory matters shall include, without limitation, the filing and support of any Drug Approval Applications and matters concerning Post-Approval Clinical Studies.

      5.3 RESPONSIBILITIES AND RIGHTS OF REGULATORY LEAD. During the time period for which it is responsible for regulatory matters, the Regulatory Lead for a product and/or indication shall be the trial sponsor with Regulatory Authorities. With respect to regulatory matters for which it is responsible, the Regulatory Lead for a product and/or indication shall have the right to monitor, review and direct all aspects of regulatory matters relating thereto, including making all strategic and tactical decisions with respect thereto (in accordance with the Regulatory Plan) and establishing the methods and means by which it performs such services, including the management of permitted subcontractors, pursuant to Section 18.6. The Regulatory Lead shall have responsibility for all associated official correspondence, communications and Regulatory Filings with Regulatory Authorities regarding such matters.



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      5.4 RIGHT TO CROSS-REFERENCE IND AND EQUIVALENT FOREIGN FILINGS. ViaCell shall have the right to cross-reference Amgen's IND and equivalent foreign filings for Contributed Products solely for the purpose of Development and Commercialization of Cell Therapy Products, Collaboration Products and Unoptioned Cell Therapy Products. For the avoidance of doubt, ViaCell shall not have the right, for any reason or under any circumstance, to access, copy or review Amgen's INDs or equivalent foreign filings for Contributed Products. In the event that a Regulatory Authority requests information from ViaCell related to the manufacture or quality of Contributed Products and ViaCell is required to supply such information to the Regulatory Authority in order to pursue or maintain Regulatory Approval for a Cell Therapy Product, Collaboration Product or Unoptioned Cell Therapy, at ViaCell's request [**], Amgen shall provide the requested information by either of the following methods, as elected by Amgen [**]: (i) directly to the Regulatory Authority requesting such information; or
(ii) to ViaCell, in order for ViaCell to respond to the Regulatory Authority's request in a timely manner.

      5.5 DRUG APPROVAL APPLICATIONS. Amgen shall own (be the sponsor and party of record of) all Drug Approval Applications for Collaboration Products in the Territory, and ViaCell shall own (be the sponsor and party of record of) all Drug Approval Applications for Cell Therapy Products in the Territory.

      5.6 TRANSFER OF REGULATORY FILINGS AND REGULATORY APPROVALS. If ownership of a Regulatory Filing or Regulatory Approval in any country cannot be transferred from the owning Party to the other Party pursuant to the terms of this Agreement, the owning Party shall grant to the other Party an exclusive right of access and reference to such Regulatory Filing or Regulatory Approval in such country in order to enable the other Party to become a sponsor and party of record of an IND or equivalent foreign filing. If such right of access and reference is not sufficient to permit the other Party to file a Drug Approval Application and receive Regulatory Approval or to Develop, manufacture or Commercialize a Collaboration Product, the owning Party shall provide the other Party with any and all information necessary for the other Party to carry out such activities and to receive Regulatory Approval in its own name.

      5.7   ADVERSE EVENT REPORTING; CUSTOMER COMPLAINTS.

            (A) ViaCell shall maintain a record of all non-medical and medical product-related complaints and reports of adverse events that it receives with respect to each Cell Therapy Product, and Amgen shall maintain a record of all non-medical and medical product-related complaints and reports of adverse events that it receives with respect to each Collaboration Product. At least [**] per [**], each Party shall provide to the other with copies of any complaint (including all adverse events) received by it relating to a Cell Therapy Product and/or a Collaboration Product. In the event of the occurrence of any serious adverse event(s) (as defined in ICH Guideline E2A), the Parties shall meet (in person or via telephone) within [**] of first becoming aware of such occurrence to discuss steps necessary to address any safety concerns and share any relevant information regarding such occurrence



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

            (B) On an indication-by-indication basis for each Cell Therapy Product, ViaCell (as the IND sponsor and party of record) shall be responsible for reporting to Regulatory Authorities any adverse experience and safety issues for such Cell Therapy Product in compliance with the requirements of all applicable laws and regulations (including the FD&C Act and the PHS Act, and any amendments thereto and the regulations promulgated thereunder, and the equivalent laws, rules and regulations of other countries in the Territory) and shall promptly thereafter provide Amgen with a copy of such report.

            (C) On an indication-by-indication basis for each Collaboration Product, Amgen shall be responsible (as the IND sponsor and party of record) for reporting to Regulatory Authorities any adverse experience and safety issues regarding such Collaboration Product in compliance with the requirements of all applicable laws and regulations (including the FD&C Act and the PHS Act, and any amendments thereto and the regulations promulgated thereunder, and the equivalent laws, rules and regulations of other countries in the Territory) and shall promptly thereafter provide ViaCell with a copy of such report.

      5.8   COMMUNICATIONS.

            (A) The Regulatory Lead for a product and/or indication under this Agreement shall have exclusive responsibility for all correspondence and for any official communication (except as the other Party may be required by applicable laws or regulations or a Regulatory Authority to communicate) regarding such product and/or indication with applicable Regulatory Authorities in the Territory and the other Party shall have the right to be present (and to participate at the request of the Regulatory Lead or the Regulatory Authority) at all face-to-face meetings and scheduled conference calls regarding significant clinical events or decisions. If one Party is required by applicable laws or regulations or a Regulatory Authority to disclose information to such Regulatory Authority having jurisdiction in the Territory, including information regarding the manufacture of Cell Therapy Products and/or Collaboration Products, such Party will notify the other Party before communicating with the Regulatory Authority.

            (B) ViaCell (to the extent it is the Manufacturing Lead) will reasonably cooperate with Amgen to make and provide copies of any direct communications by ViaCell with the Regulatory Authorities having jurisdiction in the Territory regarding the manufacture of any Collaboration Product by ViaCell for supply to Amgen; provided, however, that ViaCell's obligation to provide Amgen with information relating to the manufacture of the Collaboration Product(s) is limited to the circumstance where such information is reasonably required for Amgen to carry out its responsibilities Developing the Collaboration Product and/or as Regulatory Lead and/or Commercial Lead, or is required by law, rule, regulation or a Regulatory Authority having jurisdiction in the Territory, to have access; but Amgen shall only be entitled to use such information to the extent required by such law, rule, regulation or Regulatory Authority or to the extent reasonably required to carry out its responsibilities under this Agreement, including its Development responsibilities and/or its responsibilities as Regulatory and/or Commercial Lead. For so long as ViaCell is supplying Amgen with Collaboration Products hereunder, ViaCell shall have the right to be present at all meetings and to participate in all telephone calls with Regulatory Authorities having jurisdiction in the Territory wherein the CMC contained in any Regulatory Filing is to be discussed.

            (C) Each Party shall promptly notify the other Party of and provide such other Party with a copy of any correspondence or other reports or complaints submitted to or received from any Regulatory Authority, or other Third Party claiming that any Promotional Materials are inconsistent with the Product Labeling or are otherwise in violation of any applicable laws and regulations (including the FD&C Act and the PHS Act, and any amendments thereto and the regulations promulgated thereunder, and the equivalent laws, rules and regulations of other countries in the Territory).

      5.9 APPLICATIONS FOR REGULATORY EXCLUSIVITY. The Parties recognize that exclusivity rights granted or provided for under regulatory laws of the countries of the Territory may be commercially significant to Collaboration Products. To the extent permitted by law, as between the Parties, Amgen shall have the exclusive right to file for, request and maintain any regulatory exclusivity rights for Collaboration Products in the Territory (including without limitation regulatory exclusivity rights based upon an orphan drug designation of a Collaboration Product) and to conduct and prosecute any proceedings or actions to enforce such regulatory exclusivity rights.

      5.10  RECALLS.

            (A) The Parties shall exchange their internal standard operating procedures, if any, as to product recalls ("SOPs") reasonably promptly after the Effective Date and thereafter reasonably promptly after such SOPs are approved or modified. If either Party becomes aware of information about quantities of Collaboration Product supplied from ViaCell to Amgen, which may not conform to the specifications for such Collaboration Product, or for which there are potential adulteration, misbranding and/or other issues regarding safety or effectiveness, or for which the Collaboration Product itself is alleged or proven to be the subject of a Recall in any country in the Territory, it shall promptly so notify the other Party and the Party having the right to control such a Recall pursuant to Section 5.10(b) may take [**] when the regulatory timeframes or public safety considerations so require. In all other circumstances, Recalls can only be made by [**] consent of the JSC and shall be made by the Party having the first right to control a Recall pursuant to Section 5.10(b). The JSC will meet (in person, by telephone or otherwise) to discuss such other circumstances and to consider appropriate courses of action, which courses of action with respect to a Recall shall be consistent with the internal SOP of the Party having the first right to control such Recall pursuant to
Section 5.10(b), and the other Party shall make available to the Party having the first right to control such Recall all pertinent records which the Party having the first right to control such Recall may reasonably request to assist in effecting any Recall.

            (B) With respect to any clinical studies conducted by ViaCell under this Agreement, ViaCell shall have the exclusive right to control a Recall of any Cell Therapy Products in the Territory, and shall conduct such a Recall at any time at which regulatory timeframes or public safety considerations so require. Other than with respect to any clinical studies conducted by ViaCell under this Agreement, Amgen shall have the exclusive right to control any Recall of the Collaboration Products in the Territory, and shall conduct such a Recall at any time at which regulatory timeframes or public safety considerations so require. ViaCell and Amgen shall each maintain complete and accurate records of any Recall it has the right to control pursuant to this Section 5.10 for such periods as may be required by legal requirements, but in any event for no less than [**].

      5.11 MANUFACTURING. ViaCell shall bear initial responsibility for preparing communications to Regulatory Authorities relating to manufacturing issues for Collaboration Products, subject to review by Amgen, and ViaCell shall cooperate with Amgen with respect to other Regulatory Authority reporting, communications and Regulatory Filings regarding the Collaboration Products.

      5.12 COMPLIANCE WITH LAWS AND REGULATIONS. To the extent applicable, each Party agrees to maintain all regulatory and governmental permits, licenses and approvals and to comply with all laws, rules and regulations that are applicable to each such Party's activities and the particular stage of Development or Commercialization of the Collaboration Products including, without limitation, GLPs, GCPs and GMPs, as such standards are defined in accordance with the applicable guidance and regulations including the International Conference of Harmonization (ICH), the U.S. Food, Drug and Cosmetic Act, 21 C.F.R. Section 210, 312, 1271 et seq. and the regulations promulgated thereunder, and any amendments thereto and the regulations promulgated thereunder, and the equivalent laws, rules and regulations of other countries in the Territory.

                                    ARTICLE 6
                                COMMERCIALIZATION

      6.1 COMMERCIAL PLAN. Amgen shall be responsible for preparing and submitting the Commercial Plan section of the Program Plan with respect to Collaboration Products to and for approval by the JSC, and shall update the Commercial Plan on an [**] basis, [**]; provided however, it is acknowledged and agreed that the Commercial Plan may need to be modified from time to time based upon commercial considerations including unanticipated events. [**].



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      6.2 RESPONSIBILITIES AND RIGHTS OF AMGEN. Amgen shall be the "Commercial Lead" and be responsible for all aspects of Commercializing Collaboration Product(s) in the Territory, including making all strategic and tactical decisions with respect thereto. These activities shall include, without limitation: (a) Commercial strategies (e.g., strategies for regulatory, branding, product positioning, pre-launch, market research, launch and post-launch marketing and promotion, pricing and reimbursement and field sales force optimization); (b) packaging, labeling and language to be included in the package insert; (c) forecasting sales and Commercial manufacturing production requirements; (d) creating and developing Promotional Materials regarding Collaboration Products which are intended for distribution to medical professionals, other Third Parties and to the Parties' respective sales forces;
(e) Promotion; (f) Detailing, including setting sales force staffing levels and Detailing levels; (g) sales and distribution, taking orders and distributing, contracting, handling of returns, handling all aspects of order processing, invoicing and collecting, warehousing, documenting inventory and receivables and collecting prescription tracking, call reporting, handling data regarding sales to hospitals and other end users and handling all other customer service-related functions; (h) setting level of sampling; (i) selecting, obtaining and maintaining generic names and Product Trademarks; (j) licensing or otherwise acquiring rights to intellectual property from Third Parties; (k) supervising and training of (and coordinating sales briefing meetings and disseminating information, including all communications related to marketing and Promotion);
(l) establishing target call lists; (m) carrying out all aspects of conducting all Post-Approval Clinical Studies; (n) preparing publications and presentations of data regarding Collaboration Products and (o) establishing material transfer agreements, clinical trial and other agreements, pursuant to Section 10.13. For the avoidance of doubt, neither Party shall have any rights to commercialize Cell Therapy Products and ViaCell reserves for itself all rights to commercialize all Unoptioned Cell Therapy Products.

      6.3 MEDICAL AND OTHER INQUIRIES. Amgen shall have responsibility for all correspondence and communication with physicians and other health care professionals and customers in the Territory regarding Collaboration Product complaints and all adverse drug experience information and all other correspondence and communication with physicians and other health care professionals and customers in the Territory relating to Collaboration Products. Amgen shall keep such records and make such reports as shall be reasonably necessary to document such communications in compliance with all applicable regulatory requirements.

      6.4 PROMOTIONAL MATERIALS. Amgen shall be responsible for the creation, preparation, production and reproduction of all Promotional Materials relating to the Collaboration Products and for filing, as appropriate, such Promotional Materials with all Regulatory Authorities.

            (A) To the extent permitted by law, regulation or Regulatory Authorities, each Collaboration Product will be marketed as a joint product of ViaCell and Amgen and references to ViaCell and ViaCell's logo shall be included on all Product Labeling in a manner that is substantially similar in terms of prominence and in all other respects as the references to Amgen and Amgen's logo included in such Product Labeling and in a manner that complies with the terms and conditions of this Agreement (including without limitation Section 10.5 hereof). Amgen shall use Commercially Reasonable Efforts in designing and producing Promotional Materials to promote the Collaboration Products and shall use Commercially Reasonable Efforts to use ViaCell's name and logo in such Promotional Materials with reasonably similar prominence as Amgen's name and logo, and pursuant to the terms of Section 6.4(b), shall consider in good faith the comments and suggestions of ViaCell in relation to such Promotional Materials, including with respect to the use of ViaCell's logo.

            (B) Prior to the use thereof, Amgen shall provide to ViaCell a prototype of any Promotional Materials or Product Labeling which contains ViaCell's corporate name and/or logo, so that ViaCell may review the manner in which its corporate name and/or logo are used therein. ViaCell shall notify Amgen within [**] after delivery of such prototype, whether ViaCell approves or disapproves of the manner of such use and, in the case of disapproval, the specific reasons therefor and an acceptable alternative. In the event that ViaCell fails to so notify Amgen within such [**] period, ViaCell shall be deemed to have approved the manner of such use. In the event that (i) the Promotional Materials and Product Labeling comply with Section 6.4(a), but ViaCell disapproves of the manner of such use and (ii) the Parties are unable to reach agreement regarding the manner of such use before an applicable regulatory or other legal deadline for submission of Promotional Materials, then Amgen shall retain the right to print and use, and ViaCell agrees to use, to the extent applicable, such Promotional Materials and Product Labeling without ViaCell's corporate name and/or logo. Amgen and ViaCell shall continue efforts to reach agreement on approving Promotional Materials with ViaCell's corporate name and/or logo that comply with Section 6.4(a).

            (C) Compliance with Laws, Regulations and Guidelines. Each Party agrees to comply with all applicable laws, rules and regulations (e.g., the FD&C Act, the PHS Act, the U.S. Foreign Corrupt Practices Act and any amendments thereto and the regulations promulgated thereunder, and the equivalent laws, rules and regulations in the Territory) and in all material respects to conform its practices and procedures with, as applicable, the Pharmaceutical Research and Manufacturers of America ("PhRMA") Code of Pharmaceutical Marketing Practices and the American Medical Association ("AMA") Guidelines on Gifts to Physicians from Industry, as the same may be amended from time to time, and equivalent guidelines in the Territory with respect to the Commercialization of Collaboration Products. Each Party shall conduct its business operations and cause each of its employees, representatives and agents to do nothing which such Party knows or reasonably should know would jeopardize the good will or reputation of the other Party or the Cell Therapy Products or Collaboration Products. Neither Party shall be required to undertake any activity relating to the Commercialization of Cell Therapy Products or Collaboration Products that it believes, in good faith, may violate any law or regulations. Each Party shall promptly notify the other Party of and provide to that other Party a copy of any correspondence or other reports with respect to the Promoting or Detailing of Collaboration Products submitted to or received from PhRMA or the AMA or equivalent organizations in the Territory and Amgen shall be responsible for responding to such correspondence or other



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

reports. Each Party shall in all material respects conform its practices and procedures relating to educating the medical community in the U.S. with respect to Collaboration Products to the Accreditation Council for Continuing Medical Education ("ACCME") Standards for Commercial Support of Continuing Medical Education and any applicable FDA regulations or guidelines, as the same may be amended from time to time, and, as applicable, equivalent guidelines in the Territory and each Party shall promptly notify the other Party of and provide to the other Party a copy of any correspondence or other reports submitted to or received from the ACCME with respect to Collaboration Products and Amgen shall be responsible for responding to such correspondence or other reports.

                                    ARTICLE 7
                             MANUFACTURE AND SUPPLY

      7.1 MANUFACTURING PLAN. Except as otherwise provided in this Agreement, ViaCell shall be responsible for preparing and submitting the Manufacturing Plan section of the Program Plan with respect to Cell Therapy Products and Collaboration Products to and for approval by the JSC, and shall update the Manufacturing Plan on an [**] basis, [**]; provided however, it is acknowledged and agreed that the Manufacturing Plan may need to be modified from time to time based upon commercial considerations including unanticipated events. [**].

      7.2 RESPONSIBILITIES AND RIGHTS OF VIACELL. Subject to Section 7.2(g), ViaCell shall be the "Manufacturing Lead" and ViaCell shall be responsible for manufacturing and supplying Cell Therapy Products and Collaboration Products for Development and Commercialization in the Territory. Except as otherwise provided in this Agreement, ViaCell shall have responsibility for all aspects of manufacturing Collaboration Products(s) in the Territory, including making all strategic and tactical decisions with respect to establishing the methods and means by which it performs such services and fulfills its regulatory responsibilities over all steps of the manufacturing process. These activities include, without limitation, bulk manufacture, finish and fill, labeling and packaging, lot release and process development work to support quality assurance, improving manufacturing/cost efficiency and commercial scale-up manufacturing.

            (a) Manufacture of Cell Therapy Products for Development. With respect to each Cell Therapy Product selected to be advanced to IND-enabling toxicology studies and/or clinical studies, ViaCell shall use its Commercially Reasonable Efforts to develop and initiate scale-up of the manufacturing process, to develop a manufacturing process(es) suitable for commercial production, and to supply clinical grade, filled and finished, selected Cell Therapy Products for use in all pre-clinical trials and clinical trials in the Territory, in quantities and with specifications sufficient to support the required studies.



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

            (b) Manufacture of Collaboration Product(s) for Commercialization. With respect to each Collaboration Product, ViaCell shall use its Commercially Reasonable Efforts to supply filled and finished Collaboration Products approved by each applicable Regulatory Authority for commercial use in the Territory, in quantities (as reasonably forecast by Amgen) and with specifications consistent with the Collaboration Product. Amgen shall determine its good faith projected Collaboration Product supply needs, taking into consideration inventory levels, and will deliver an annual rolling forecast, updated quarterly.

            (c) Standards of Supply. ViaCell will use its Commercially Reasonable Efforts to manufacture Cell Therapy Products and Collaboration Products in accordance with current GMP in a manufacturing process and facility as described in the applicable Regulatory Filings filed with the Regulatory Authority. ViaCell shall be responsible for the labeling, packaging and lot release of Collaboration Products it manufactures or has manufactured. ViaCell shall be responsible for the quality assurance/quality control (QA/QC) of all Collaboration Products manufactured by or for it and shall provide a certification that all supplied Collaboration Products shall conform to the product specifications.

            (d) Manufacturing Cost and Budget. [**]. For Commercial Collaboration Products, [**] shall be estimated and established [**] . Within [**] following the end of ViaCell's fiscal year, ViaCell shall compare its actual annual [**] for the prior year calculated using the [**] amount (vials manufactured multiplied by [**] per vial, excluding any annual adjustment related to the previous year, but including any interim adjustment charged to Amgen as described below). ViaCell shall use this annual adjustment to increase/decrease the [**] for the then-current Calendar Year in order to recover/refund this difference from/to the Parties. The per unit annual adjustment to the [**] shall be based upon the forecasted annual requirements (as included in the rolling forecast to be supplied by the Commercial Lead on a quarterly basis) for such following year. Until the annual adjustment is calculated, ViaCell shall estimate the annual adjustment to be included in the following year's [**] in good faith. If the rolling forecast volume over the next [**] to be supplied to the Commercial Lead decreases by more than [**] compared to the previously submitted rolling forecast, [**] for the year will be recalculated. If, based upon such recalculation, ViaCell determines that [**] has increased, an interim adjustment shall be made to [**] and such interim adjustment will apply to all Commercial Collaboration Products supplied for the remainder of the year on a Collaboration Product-by-Collaboration Product basis. ViaCell will give Amgen [**] written notice prior to applying the interim increase in [**]



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

            (e)   Third Party Licenses.

                  (I) [**] deems necessary for a license or other rights or to incur an obligation to make payments to any Third Parties in return for a license to Third Party Patent Rights and other intellectual property rights necessary or useful to make or have made Collaboration Product in any country in the Territory, for subsequent use, sale or other exploitation or transfer of physical possession of or title in a Collaboration Product in the Territory. [**] shall have the right to incorporate Third Party payments made to any Third Party within the [**] as set forth in Exhibit B, provided however that prior to entering into any such agreement, [**] shall provide to [**] a summary of the subject matter of the proposed license and the proposed financial terms and consider in good faith any comments or suggestions [**] may timely provide in relation thereto. In the event that ViaCell becomes aware of any Third Party intellectual property rights that ViaCell believes in good faith would be necessary or useful in connection with the manufacturing or Commercialization of Collaboration Products, ViaCell shall identify such Third Party intellectual property rights to Amgen and the parties shall discuss in good faith whether obtaining a license would be beneficial.

                  (II) [**] deems necessary for a license or other rights or to incur an obligation to make payments to any Third Parties in return for a license to Third Party Patent Rights and other intellectual property rights necessary or useful to make or have made Cell Therapy Product(s) in any country in the Territory, for subsequent use, sale or other exploitation or transfer of physical possession of or title in a Cell Therapy Product in the Territory. [**] shall have the right to incorporate Third Party payments made to any Third Party within the [**] as set forth in Exhibit B, provided however that prior to entering into any such agreement, [**] shall provide to [**] a summary of the subject matter of the proposed license and the proposed financial terms and consider in good faith any comments or suggestions [**] may timely provide in relation thereto. In the event that Amgen becomes aware of any Third Party intellectual property rights that Amgen believes in good faith would be necessary or useful in connection with the manufacturing or future Commercialization of Cell Therapy Products, Amgen shall identify such Third Party intellectual property rights to ViaCell and the Parties shall discuss in good faith whether obtaining a license would be beneficial. Notwithstanding the foregoing, ViaCell may not obtain a license to Third Party Patent Rights to make or have made a Cell Therapy Product without the prior written consent of Amgen if the license requires ViaCell to pay, on a product-by-product basis a percentage-based royalty that exceeds (A) [**] or (B) together with all other percentage-based royalties owed to Third Parties for licenses to make or have made such Cell Therapy Products entered into by ViaCell without Amgen's prior written consent, [**].

            (F) Supply Performance. In the event that ViaCell does not exercise Commercially Reasonable Efforts to perform its duties as Manufacturing Lead for a Collaboration Product, Amgen [**] upon written notice to ViaCell. [**], a Manufacturing Transition shall be initiated. For the avoidance of doubt, ViaCell shall be deemed to have not exercised Commercially Reasonable Efforts upon the occurrence of any of the following events (except to the extent that such events are the direct result of Amgen's failure to supply Contributed Products in accordance with the terms and conditions of this Agreement):

                  (I)   [**];

                  (II)  [**];

                  (III) [**]; and

                  (IV)  [**];



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

provided however that Amgen may not have the right to effect a Manufacturing Transition as a result of any of these failures, unless Amgen has given ViaCell prior written notice of such failure and ViaCell has not cured such failure within [**]of the receipt of such notice. Amgen's right to assume the rights and responsibilities of Manufacturing Lead is in addition to and does not relieve the Parties of any rights or responsibilities under this Agreement.

            (G)   Manufacturing Transition.

                  (I) Upon Amgen providing a written notice to ViaCell of Amgen exercising its rights to assume the rights and obligations of the Manufacturing Lead pursuant to Section 7.2(f) or 4.6 with respect to a Collaboration Product (a "Manufacturing Transition Notice"), ViaCell shall promptly provide to Amgen all information, Materials and ViaCell Know-How as may be useful or necessary to facilitate Amgen's manufacture of that Collaboration Product.

                  (II) Upon delivering a Manufacturing Transition Notice to ViaCell, the JSC shall no longer have any rights or obligations with respect to the Collaboration Product that is the subject of such manufacturing Transition Notice, and Amgen shall have sole decision making authority with respect to all aspects of such Collaboration Product, including the Development, manufacturing and Commercialization of such Collaboration Product, without any obligation to discuss information with or disclose information to ViaCell (other than information relating to Operating Profit or Loss for such Collaboration Product, including without limitation the information described in Section 9.2 hereof), [**].

                  (III) ViaCell and Amgen shall [**].

      7.3 MANUFACTURE OF CONTRIBUTED PRODUCTS. Except as otherwise explicitly provided below, Amgen will have the sole right and responsibility to manufacture Contributed Products in accordance with the supply obligations set forth below. At Amgen's sole discretion, Amgen may decide to transfer manufacturing responsibility for a Contributed Product to a third party manufacturer, including but not limited to a contract manufacturer.

            (A)   Supply Terms.

                  (I) Subject to Section 7.3(a)(ii) below, Amgen shall supply Contributed Products to ViaCell and any Sublicensees in reasonable quantities, as requested by ViaCell or such Sublicensees from time to time.

                  (II) Amgen shall only be obligated to supply Contributed Products from readily available inventory on an as-available basis and in the filled and finished form of Amgen's existing inventory, and Amgen shall not, for any reason or under any circumstance, be obligated to manufacture Contributed Products for the purpose of supplying Contributed Products to ViaCell or any Sublicensees. Prior to the Transition Date, ViaCell shall pay Amgen [**] per vial of Flt3-L supplied, [**] per vial of SCF supplied, and for any other Contributed Products, a price to be agreed by the Parties prior to ViaCell accepting such product as a Contributed Product. After the Transition Date, ViaCell shall pay Amgen a price equal to [**].



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

            (B) cGMP and Specifications. Where required, Contributed Products supplied by Amgen hereunder shall be manufactured in accordance with current Good Manufacturing Practices (as defined in the United States Code of Federal Regulations) and the manufacturing process approved by relevant Regulatory Authorities, and shall at least conform to the current specifications as of the Effective Date, a copy of which has been provided to ViaCell. Amgen shall promptly notify ViaCell of any changes to the specifications of Contributed Products.

            (C) No Transfer of Manufacturing Know-How. Amgen shall have no obligation for any reason or under any circumstance, to provide ViaCell or any Third Party with any information or materials regarding Amgen's know-how related to the manufacturing of Contributed Products. Subject to the foregoing, in the event that Amgen is unable or unwilling to supply ViaCell's or any Sublicensee's requirements of Contributed Products in accordance with the terms and conditions of this Agreement, including as a result of a Force Majeure, Amgen shall grant to ViaCell a non-exclusive license under the Amgen Patent Rights to make or have made (under contract with no more than two (2) Third Parties, who shall be permitted under such contract(s) solely to supply Contributed Products exclusively to ViaCell and any Sublicensees) and import ViaCell's and any Sublicensee's requirements of Contributed Products for the sole purpose of practicing ViaCell's and any Sublicensee's rights under the non-exclusive license as set forth in Section 10.2.

            (D) Demand Forecasts. ViaCell shall provide Amgen a written report containing a forecasted estimate of the following Calendar Year's requirements of Contributed Products. The report will include monthly requirements for each SKU (Stock Keeping Unit) and will be delivered in the prior Calendar Year in time to meet Amgen's budget timeline. Updates to the forecast shall be provided in writing to Amgen [**] prior to the beginning of each [**].

            (E) Orders. ViaCell and any Sublicensees shall specify by binding written firm purchase order its or their reasonable requirements of Contributed Products not later than [**] prior to ViaCell's or such Sublicensees' requested delivery date. Each binding firm purchase order shall specify the quantity of vials (or other relevant unit) of Contributed Products and the requested delivery date. Subject to the terms of Section 7.2(a) above, Amgen shall supply Contributed Products to ViaCell and any Sublicensees on the requested delivery date in response to any such written firm purchase order.

            (F) Shipment and Delivery. All Contributed Products supplied by Amgen to ViaCell shall be delivered to ViaCell Ex Works ("EXW") (IncoTerms 2000) a designated Amgen manufacturing facility. ViaCell shall be responsible for all delivery logistics, delivery validation, insurance and compliance with laws and regulations (including but not limited to those applicable to the export of each EXW delivery from the United States to destinations outside the United States) and all costs associated with the foregoing. Title to each EXW delivery and risk of damage or loss shall pass to ViaCell immediately after leaving Amgen's designated facility.

            (G) Release of Licensed Product. Amgen shall be responsible for the final release of Contributed Product.



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

            (H) Statements and Payments. For Contributed Products shipped prior to the Transition Date, Amgen shall, on an as-delivered basis, provide ViaCell with an invoice setting forth the quantities of Contributed Products delivered to ViaCell and the supply price. Payments shall be due from ViaCell within [**] following ViaCell's receipt of an invoice. ViaCell shall pay all applicable excise, sales or other transfer taxes assessed on the supply of Contributed Products hereunder. Delivery costs shall be paid directly by ViaCell to its designated carrier. Any sums not paid when due are subject to a service charge of [**] per month or the maximum rate permitted by law, whichever is lower. [**].

      7.4 LIMITATION ON APPLICATION OF SUPPLY TERMS. The provisions in this Agreement governing per vial price apply solely in the context of this agreement and are not meant to be effective independent from the terms contained herein.

                                    ARTICLE 8
                           COLLABORATION CONSIDERATION

      8.1 LICENSE FEE. The parties recognize that, pursuant to the terms and conditions set forth in the License Agreement by and between ViaCell and Amgen dated April 9, 2002 and related Warrant Purchase Agreement, ViaCell issued Amgen a warrant to purchase 560,000 shares of common stock of ViaCell as partial consideration for a non-exclusive license to SCF set forth therein.

      8.2 MILESTONE PAYMENTS. For each Collaboration Product, Amgen shall pay ViaCell a [**] one-time milestone payment via wire transfer to an account designated by ViaCell within [**] following the achievement of the first Regulatory Approval of the first indication in the U.S. for such Collaboration Product. For the avoidance of doubt, changes in presentation, formulation, delivery or dosage form shall not trigger a payment obligation under this
Section 8.2

      8.3 RELATED AGREEMENTS. The Parties hereby acknowledge and agree that concurrently with entering into this Agreement the parties are also entering into that certain Securities Purchase Agreement and certain ancillary agreements relating thereto, each of even date herewith.

                                    ARTICLE 9
                     PROGRAM PLAN; OPERATING PROFIT OR LOSS

      9.1 OPERATING PROFIT OR LOSS SHARING. On and after the Transition Date, Amgen and ViaCell shall each share on a [**] basis the Operating Profit or Loss for all Collaboration Products.



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      9.2   ACCOUNTING AND REPORTING OF COLLABORATION PROFITS AND LOSSES.

            (A) [**] after the end of each Calendar Quarter after the first Transition Date, the Parties shall each submit to the other Party a written report (including supporting documentation) setting forth in reasonable detail an accounting of any Net Sales and Allowed Expenditures (as defined in Exhibit
B) that have been incurred during the most recent Calendar Quarter.

            (B) After the first Transition Date, Amgen shall establish and maintain an accounting of the Net Sales and Allowed Expenditures in the Operating Profit or Loss account in accordance with the terms of Exhibit B. Within [**] following the end of each Calendar Quarter, Amgen shall submit to ViaCell a written report setting forth in reasonable detail (and including supporting documentation) an accounting of all items credited or charged to the Operating Profit or Loss account and the calculation of any net amount owed by ViaCell to Amgen or by Amgen to ViaCell, as the case may be, in order to ensure the appropriate [**] sharing of Operating Profit or Loss. The net amount payable (taking into account each Party's [**] charged to the Operating Profit or Loss in accordance with the terms of this Agreement and Exhibit B) shall be paid by Amgen or ViaCell, as the case may be, within [**] after receipt of such written report, without regard to any dispute as to the amounts under this Section 9.2(b). With the exception of [**] and [**], neither Party may charge expenses to the Operating Profit or Loss account for [**].

            (C) In the event of a dispute with respect to any amounts under Sections 9.2(a) or 9.2(b), the disputing Party shall provide written notice within [**] after receipt of the written report in question, specifying such dispute and explaining the basis of the dispute. The Parties shall promptly thereafter meet and negotiate in good faith a resolution to such dispute. In the event that the Parties are unable to resolve such dispute within [**] after notice by the disputing Party, the matter shall be resolved in a manner consistent with the procedures set forth in Article 17.

            (D) ViaCell and Amgen shall work in good faith to realize the benefits of federal and state tax incentives and credits including orphan drug credits pursuant to IRC Section 41 and Section 45C for the activities or expenditures of either Party under this Agreement or any legal entity formed pursuant to Section 14.2(f) of this Agreement.

            (E) Upon termination of this Agreement, the Parties shall immediately (but in no event any later than [**] from such termination) conduct a final accounting to reconcile, settle and close the Operating Profit or Loss account; provided however, that after such final accounting, with respect to surviving sections that reference the charging or crediting of the Operating Profit or Loss account, such charges or credits shall be made directly between the Parties and shall proportionally borne by the Parties in the same manner as if such Operating Profit or Loss account was still open.

                                   ARTICLE 10
                              INTELLECTUAL PROPERTY

      10.1 TECHNOLOGY OWNERSHIP. Except as otherwise provided below in this Agreement, ownership of inventions shall be determined in accordance with the rules of inventorship under



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

United States patent laws. Amgen shall own all right, title and interest in and to Amgen Technology, and any Confidential Information contained therein shall be considered the Confidential Information of Amgen. ViaCell shall own all right, title and interest in and to ViaCell Technology, and any Confidential Information contained therein shall be considered the Confidential Information of ViaCell. All right, title and interest in and to Joint Know-How (which shall be considered the joint Confidential Information of the Parties) and Joint Patent Rights shall be owned, as between the Parties, jointly by ViaCell and Amgen. Each Party shall have the unrestricted, royalty-free, worldwide right to make, have made, use, sell, lease, offer to sell or lease, import, export or otherwise exploit, or transfer physical possession of or title in Joint Know-How and the subject matter of the Joint Patent Rights, without accounting. All rights, title and interest in and to Product Trademarks shall be owned by Amgen.

      10.2  CONTRIBUTED PRODUCT LICENSES; SUBLICENSE RIGHTS.

            (A) LICENSE. Amgen hereby grants to ViaCell a fully paid-up, royalty-free, non-exclusive license, with no right to grant sublicenses except pursuant to Section 10.2(b), under the Amgen Technology solely to use Contributed Products in the Territory for the purpose of (i) making, having made (solely in accordance with Section 18.6), using, selling, having sold, offering to sell, having offered for sale, importing, having imported, exporting or otherwise transferring physical possession of or otherwise transferring title in either or both of Cell Therapy Products or Unoptioned Cell Therapy Products and
(ii) making and having made Collaboration Products. For the avoidance of doubt, except as provided in Section 7.3(c), ViaCell shall not have the right to make or have made any Contributed Products, and under no circumstance shall ViaCell have the right to sell, offer for sale or import any Contributed Products.

            (B) SUBLICENSES. Subject to the other terms and conditions of this Agreement, ViaCell may only grant sublicenses in connection with a subcontract permitted in accordance with Section 18.6 below or the assignment of rights to a Collaboration Product or an Unoptioned Cell Therapy Product in accordance with
Section 4.6 above, and sublicenses granted shall be permitted solely to the extent consistent with the license provided in Section 10.2(a). For a sublicense to be valid, the sublicensee under any sublicense permitted under the previous sentence (the "ViaCell Sublicensee") must in advance execute a written sublicense agreement between ViaCell and the applicable ViaCell Sublicensee ("ViaCell Sublicense Agreement(s)") which contains the applicable terms and conditions of this Agreement, including without limitation terms and conditions regarding the purchase of the Contributed Products from Amgen which are substantially the same as the terms and conditions set forth in Article 7 of this Agreement. Each ViaCell Sublicense Agreement shall provide that Amgen shall be a third-party beneficiary of the provisions of such agreement. ViaCell shall promptly notify Amgen upon learning of any breach of any provision of a ViaCell Sublicense Agreement, and either (i) [**] enforce the terms of such ViaCell Sublicense Agreement or (ii) [**] permit Amgen to enforce such terms or conditions in its own right and ViaCell shall reasonably cooperate in such enforcement. Sublicensees shall not be permitted to grant any further sublicenses under the Amgen Technology.



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      10.3  COLLABORATION PRODUCT LICENSE; SUBLICENSE RIGHTS.

            (A) LICENSE. ViaCell hereby grants to Amgen a fully paid-up, royalty-free, exclusive license, with no right to grant sublicenses except pursuant to Section 10.3(b), under the ViaCell Technology to use, sell, offer to sell, import, export or otherwise transfer physical possession of or otherwise transfer title in Collaboration Products in the Territory, solely in compliance with the terms and conditions of this Agreement. In addition, effective only upon a Manufacturing Transition, ViaCell hereby grants to Amgen a fully paid-up, royalty-free, non-exclusive license, including the right to sublicense, under the ViaCell Technology to make and have made the applicable Collaboration Product in the Territory, solely in compliance with the terms and conditions of this Agreement.

            (B) SUBLICENSES. Subject to the other terms and conditions of this Agreement, Amgen may grant sublicenses (solely to the extent consistent with the license provided in Section 10.3(a)) under the ViaCell Technology; provided that the sublicensee under any such permitted sublicense (the "Amgen Sublicensee") expressly agrees to be bound by a written sublicense agreement between Amgen and the applicable Amgen Sublicensee ("Amgen Sublicense Agreement(s)") which contains the applicable terms and conditions of this Agreement. Each Amgen Sublicense Agreement shall provide that ViaCell shall be a third-party beneficiary of the provisions of such agreement. Amgen shall promptly notify ViaCell upon learning of any breach of any provision of an Amgen Sublicense Agreement, and either (i) [**] enforce the terms of such Amgen Sublicense Agreement or (ii) [**] permit ViaCell to enforce such terms or conditions in its own right and Amgen shall reasonably cooperate in such enforcement. Sublicensees shall not be permitted to grant any further sublicenses under the ViaCell Technology.

      10.4 PASS THROUGH RESTRICTIONS. Certain license rights granted to a Party under this Article 10 may include a sublicense of Patent Rights and know-how of Third Parties under Third Party licenses. Notwithstanding anything to the contrary in this Agreement, the Party receiving a sublicense of such Third Party licenses shall, in exercising such sublicense rights, comply with, perform in accordance with, and be subject to the provisions of such Third Party licenses relating to Contributed Products or Collaboration Products if the granting Party has provided a copy of such Third Party license to the Party receiving a sublicense of such Third Party licenses. Each Party shall promptly provide to the other Party a copy of any notice of breach received by it under any such Third Party license.



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      10.5  TRADEMARK LICENSE.

            (A) ViaCell hereby grants to Amgen a nonexclusive, royalty-free license, including the right to grant sublicenses to Amgen Sublicensees in connection with a sublicense of the rights granted under Section 10.3 above, under ViaCell Trademarks to use and display the ViaCell Trademarks in connection with Collaboration Products in the Territory solely in compliance with the terms and conditions of this Agreement; provided, however, that, in connection with any sublicense of the rights granted in this Section 10.5(a), the applicable Amgen Sublicense Agreement shall contain terms and conditions substantially the same as this Section 10.5.

            (B) Amgen acknowledges ViaCell's exclusive ownership of the ViaCell Trademarks and that use of any of the ViaCell Trademarks by Amgen shall inure to the sole benefit of ViaCell. Amgen shall not do or suffer to be done any act or thing inconsistent with such ownership and shall not acquire or claim or assist third parties in acquiring or claiming any title in or to any of the ViaCell Trademarks by virtue of this Agreement or through Amgen's use of the ViaCell Trademarks. In addition, Amgen hereby covenants that it shall not directly or indirectly undertake any action that in any manner might question, contest, challenge, infringe or impair the validity, enforceability, scope of rights or title of ViaCell in any of the ViaCell Trademarks at any time during the term of this Agreement and thereafter.

            (C) Amgen shall use the ViaCell Trademarks only in a manner and form: (i) designed to maintain the high quality of the ViaCell Trademarks; (ii) consistent with the use of the ViaCell Trademarks by ViaCell; (iii) that protects ViaCell's ownership interest therein; and (iv) that complies with all applicable federal, state, local and foreign laws, rules and regulations, including without limitation all applicable trademark laws, rules and regulations.

            (D) During the term of this Agreement and thereafter, Amgen shall not adopt or use any word, name, mark, symbol, other designation or trade style which in ViaCell's sole reasonable opinion is likely to cause confusion or dilute any of the ViaCell Trademarks, and shall not make any unlicensed use of trademarks or service marks which, in ViaCell's sole reasonable opinion, is confusingly similar to or dilutive of any of the ViaCell Trademarks. In addition, Amgen agrees that it shall not use any of the ViaCell Trademarks in combination with any word, name, mark, symbol, other designation or trade style so as to create a composite mark, unless such use is explicitly authorized in writing by ViaCell.

            (E) Amgen agrees and undertakes that all Collaboration Products identified by any of the ViaCell Trademarks shall be at least equal in quality to the mutually agreed specifications therefor (the "Quality Standard"). To the extent that a Manufacturing Transition has been triggered, ViaCell shall have the right no more than [**] to request a reasonable number of samples of the Collaboration Product for the sole purpose of auditing the quality of such Collaboration Product to determine whether such Collaboration Products meet the Quality Standard. Should ViaCell notify Amgen that a Collaboration Product identified by any of the ViaCell Trademarks fails to comply with the Quality Standard in effect at that time, Amgen shall correct such defects in accordance with such reasonable notification from ViaCell within [**] of such notice.



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

            (F) ViaCell shall have the right to audit and inspect, upon advance written notice and during regular business hours, Amgen's use of Trademarks licensed hereunder.

      10.6  PROSECUTION.

            (A) (I) Amgen shall be solely responsible for and have complete discretion with respect to (using the firm of [**] or such other mutually acceptable outside counsel) the filing, prosecution, defense and maintenance of the Amgen Patent Rights before all patent authorities in the Territory.

                  (II) Amgen shall be responsible for (using the firm of [**] or such other mutually acceptable outside counsel) the filing, prosecution, defense and maintenance of the Joint Patent Rights before all patent authorities in the Territory.

                  (III) ViaCell shall have the right to review and comment on the filing, prosecution and defense by Amgen of the Joint Patent Rights. To that end, Amgen shall instruct such outside counsel to furnish ViaCell with a reasonably complete draft of each submission to a patent authority materially affecting Joint Patent Rights no later than [**] prior to the date such submission is proposed to be made, or if given less than [**] to respond as soon as practicable, and Amgen will reasonably consider any of ViaCell's reasonably timely comments thereon. Additionally, Amgen shall instruct its outside counsel to provide ViaCell with a copy of each submission made to and document received from a patent authority materially affecting any Joint Patent Rights reasonably promptly after making such filing or receiving such document. If Amgen determines in its sole discretion to not file, prosecute, defend or maintain any patent application or patent within the Joint Patent Rights in any country, then Amgen shall provide ViaCell with [**] prior written notice of such determination and shall provide ViaCell with the right and opportunity to file, prosecute, defend and maintain such patent application or patent on behalf of Amgen.

            (B) (I) ViaCell shall be responsible for the filing, prosecution, defense and maintenance of ViaCell Patent Rights before all patent authorities in the Territory, provided, however, that ViaCell shall do so using mutually reasonably acceptable outside counsel. As of the Effective Date, Amgen agrees that [**] are reasonably acceptable outside counsel, provided however that Amgen reserves the right to re-evaluate such outside counsel in future.



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                  (II) Amgen shall have the right to review and comment on such filing, prosecution and defense by ViaCell of the ViaCell Patent Rights. To that end, ViaCell shall instruct such outside counsel to furnish Amgen with a reasonably complete draft of each submission to a patent authority materially affecting ViaCell Patent Rights no later than [**] prior to the date such submission is proposed to be made, or if given less than [**] to respond as soon as practicable, and ViaCell will reasonably consider any of Amgen's reasonably timely comments thereon. Additionally, ViaCell shall instruct its outside counsel to provide Amgen with a copy of each submission made to and document received from a patent authority materially affecting any ViaCell Patent Rights reasonably promptly after making such filing or receiving such document. If, after the Transition Date for a Collaboration Product, ViaCell determines in its sole discretion to not file, prosecute, defend or maintain any patent application or patent within the ViaCell Patent Rights having at least one valid and enforceable claim covering the composition, manufacture or use of that Collaboration Product in any country, then ViaCell shall provide Amgen with [**] prior written notice of such determination and shall provide Amgen with the right and opportunity to file, prosecute, defend and maintain such patent application or patent on behalf of ViaCell.

            (C) Amgen and ViaCell shall cooperate with each other and render all reasonable assistance in prosecuting and maintaining all intellectual property licensed under this Agreement. Both Parties shall meet regularly, but not less than on a [**] basis, to discuss the prosecution (and other related proceedings, such as interferences and oppositions) of all intellectual property licensed under this Agreement. Amgen and ViaCell shall cooperate with each other in any such matters, and shall sign any necessary legal papers and provide the Party responsible for such prosecution with data or other information in support thereof (and use their best efforts to ensure the cooperation of any of their respective personnel, Affiliates and licensee(s) as might reasonably be requested).

            (D) Amgen shall be responsible (using [**] or other mutually acceptable outside counsel) for the filing, prosecution, defense and maintenance of the Product Trademarks before all trademark authorities in the Territory.

            (E) ViaCell hereby covenants that prior to preparing, filing or taking any step in the prosecution of any patent claims that cover the compositions-of-matter or use of any Contributed Product(s), it will seek and use its best efforts to accommodate Amgen's, and its patent counsel's, comments regarding such patent claims and any disclosure supporting such patent claims. To the extent that ViaCell breaches its covenant in the immediately preceding sentence, upon Amgen's request ViaCell shall promptly assign to Amgen all rights, title and interest in all patent applications and issued patents that cover the compositions-of-matter or uses of any Contributed Product(s).



[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      10.7 INFRINGEMENT OF PATENT RIGHTS AND PRODUCT TRADEMARKS.

            (A) After the Transition Date for a Collaboration Product, Amgen may, but shall not be obligated to, elect to enforce ViaCell Patent Rights having at least one valid and enforceable claim covering the composition, manufacture or use of that Collaboration Product and rights in ViaCell Know-How against any actual, alleged or threatened infringement by Third Parties and to defend such ViaCell Patent Rights and ViaCell Know-How against any challenges in the Territory. In the event that Amgen shall so elect, Amgen shall seek and reasonably consider ViaCell's comments before determining the strategy and ViaCell shall reasonably assist and cooperate in any such enforcement or defense.

            (B) In the event Amgen does not commence an enforcement and/or defense action pursuant to this Section 10.7 within [**] after Amgen is notified by ViaCell in writing of an infringement of ViaCell Patent Rights in the Territory (or of the filing of a declaratory judgment action), ViaCell shall be entitled to bring and prosecute such an action. If ViaCell elects to bring and prosecute such an action, then ViaCell shall seek and reasonably consider Amgen's comments on strategy.

            (C) Amgen may, but shall not be obligated to, enforce the Product Trademarks against any actual, alleged or threatened infringement by Third Parties or from any unfair trade practices, trade dress imitation, passing off of counterfeit goods or like offenses. In the event that Amgen shall so elect, Amgen shall seek and reasonably consider ViaCell's comments before determining the strategy and ViaCell shall reasonably assist and cooperate in any such enforcement or defense.

            (D) The Party bringing suit under this Section 10.7 shall be [**] to carry out the activities described in this Section 10.7; and each Party shall [**] described in this Section 10.8. Recoveries in any actions under this
Section 10.7 shall [**].

      10.8 INFRINGEMENT OF THIRD PARTY RIGHTS.

            (A) Amgen shall have the exclusive right, but shall not be obligated, to defend any actual, alleged or threatened claim or action which names Amgen and/or both Parties and which claims (i) the infringement of Third Party Patent Rights or other intellectual property rights through the making, having made, using, selling, offering to sell, importing exporting or otherwise transferring physical possession of or otherwise transferring title in a Collaboration Product or (ii) that a Product Trademark infringes any Third Party trade name, service mark, logo or trademark. If necessary, ViaCell will assist and cooperate with Amgen in any such defense. If Amgen does not defend such claim or action, then ViaCell has the right, but shall not be obligated, to defend such claim or action.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

            (B) ViaCell shall have the exclusive right, but shall not be obligated, to defend any actual, alleged or threatened claim or action which names ViaCell but does not name Amgen, and which claims the infringement of (i) Third Party Patent Rights or other intellectual property rights through the making, having made, using, selling, offering to sell, importing exporting or otherwise transferring physical possession of or otherwise transferring title in a Collaboration Product or (ii) any Third Party trade name, service mark, logo or trademark. If necessary, Amgen will assist and cooperate with ViaCell in any such defense.

            (C) A Party defending a suit pursuant to this Section 10.8 shall be [**] described in this Section 10.8; and each Party shall [**] described in this
Section 10.8. Losses in any actions under this Section 10.8 shall [**].

      10.9 COOPERATION.

            (A) Each Party shall promptly notify the other upon becoming aware of (i) any actual, alleged or threatened Third Party claim or action against ViaCell and/or Amgen that a Contributed Product, Cell Therapy Product or Collaboration Product infringes any Third Party intellectual property right; or
(ii) any Third Party infringement or misappropriation of the Amgen Patent Rights, rights in Amgen Know How, ViaCell Patent Rights having at least one valid and enforceable claim covering the composition, manufacture or use of a Collaboration Product or rights in ViaCell Know How, (iii) any actual, alleged or threatened Third Party claim or action against ViaCell and/or Amgen that a Product Trademark infringes any Third Party trade name, service mark, logo or trademark; or (iv) any Third Party infringement of the Amgen Trademarks, ViaCell Trademarks that are applied to or used with Collaboration Products or any Promotional Materials, Product Trademarks, Amgen Patent Rights, Amgen Know-How, ViaCell Patent Rights having at least one valid and enforceable claim covering the composition, manufacture or use of a Collaboration Product, ViaCell Know-How, Joint Patent Rights or Joint Know-How.

            (B) The Parties shall confer with each other regarding the bringing or defense of any suit under Section 10.7 and/or 10.8 including, if necessary (and at each Party's own expense), assisting and cooperating with the other Party in any such suit. If the Party bringing or defending such suit finds it necessary or desirable to join the other Party as a party, the other Party shall execute all papers or perform such other acts as may reasonably be required by the Party bringing or defending such suit.

            (C) Neither Party shall enter into any settlement of any suit brought or defended under Section 10.7 and/or 10.8 that affects the other Party's rights or interests without such other Party's written consent, which consent shall not be unreasonably withheld or delayed.

            (D) A Party bringing or defending suit under Section 10.7 and/or
10.8 shall notify the other Party of all substantive developments with respect to such enforcement or defensive actions including, but not limited to, all material filings, court papers and other related documents, substantive settlement negotiations and offer of settlement.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      10.10 TECHNICAL ASSISTANCE. In addition to other assistance explicitly set forth in this Agreement, during the period of the Term, Amgen and ViaCell shall each provide the other Party with reasonable technical assistance relating to the use of such Amgen Know-How and ViaCell Know-How, respectively, and Joint Know-How solely to the extent permitted under the license(s) granted to the other Party in this Agreement. In addition, during the Term each Party shall make its employees, consultants and agents reasonably available upon reasonable notice during normal business hours at their respective places of employment to consult with the other Party on issues relating to any aspect of the subject matter of this Agreement and in connection with any request from any Regulatory Authority, including those relating to regulatory, scientific and technical issues.

      10.11 EMPLOYEE OBLIGATIONS. Prior to beginning work relating to any aspect of the subject matter of this Agreement and/or being given access to ViaCell Know-How, Amgen Know-How or Joint Know-How or the Confidential Information of the other Party, each employee, consultant or agent of ViaCell and Amgen shall have signed or shall be required to sign a non-disclosure and invention assignment agreement pursuant to which each such person shall agree to comply with all of the obligations of ViaCell or Amgen, as appropriate, substantially including: (a) promptly reporting any invention, discovery, process, software program or other intellectual property right, as appropriate within ViaCell Know-How, Amgen Know-How or Joint Know-How; (b) assigning to ViaCell or Amgen, as appropriate, all of his or her right, title and interest in and to any such invention, discovery, process, software program or other intellectual property right; (c) cooperating in the preparation, filing, prosecution, maintenance, enforcement and defense of any Amgen Patent Rights, ViaCell Patent Rights, Joint Patent Rights and the enforcement and defense of Amgen Know-How, ViaCell Know-How and Joint Know-How; (d) performing all acts and signing, executing, acknowledging and delivering any and all papers, documents and instruments required for effecting the obligations and purposes of this Agreement and (e) abiding by the obligations of confidentiality and non-use set forth in this Agreement. It is understood and agreed that any such non-disclosure and invention assignment agreement need not be specific to this Agreement.

      10.12 PATENT MARKING. Collaboration Products shall be marked with appropriate patent numbers or indicia of Patent Rights that cover the Collaboration Products, to the extent permitted by law in those countries of the Territory in which such markings have notice value as against infringers of patents.

      10.13 THIRD PARTY RESEARCH AGREEMENTS. The Parties shall, through the JSC, agree upon and coordinate Third Party material transfer agreements and collaboration agreements with academic or governmental research institutions related to the Development of Collaboration Products or involving the use of Collaboration Products, in a manner so as to conserve the available quantities of the Parties' research materials and to avoid compromise of the Parties' abilities to fulfill their responsibilities under the Program Plan and so as to maintain access to relevant intellectual property rights. The form of any such Third Party material transfer agreement or collaboration agreement shall be agreed upon by the Parties. Notwithstanding the above, other than with respect to Collaboration Products, neither Party may transfer the other Party's Materials to any such academic or governmental research institution, without the express written consent of the other Party.

      10.14 NO IMPLIED LICENSES. Except as explicitly set forth in their Agreement, neither Party shall be deemed to have granted, whether by implication or otherwise, any right or license to the other Party.

                                   ARTICLE 11
                            PAYMENTS; RECORDS; AUDIT

      11.1 PAYMENTS.

            (A) U.S. Dollars. All payments to be made under this Agreement shall be made in U.S. Dollars by bank wire transfer in immediately available funds to a bank account designated from time-to-time by the Party receiving the funds.

            (B) Foreign Exchange. Currencies other than United States Dollars shall be converted into the United States Dollar equivalent at the average rate of exchange for the Calendar Quarter to which such payments relate (as reported in Bloomberg Professional, a service of Bloomberg L.P.) or in the event Bloomberg Professional is not available then The Wall Street Journal, for the currency of the country in which the sale is made.

            (C) Late Payments. Any amounts not paid by a Party when due under this Agreement shall be subject to interest from and including the date payment is due through and including the date upon which such Party has made a wire transfer of immediately available funds into an account designated by the other Party of such payment at a rate equal to the lesser of (i) the sum of [**] plus the [**] of interest quoted in the Money Rates section of the on-line edition of the Wall Street Journal (at http://www.interactive.wsj.com) calculated daily on the basis of a 365-day year or (ii) the highest rate permitted by applicable law.

            (D) Blocked Currency. With respect to receipt of a foreign currency for sales of Collaboration Products, if the Commercial Lead and its Affiliates are unable to convert such foreign currency into United States Dollars for reasons beyond their respective control, or are restricted by law or regulation from remitting funds from any country of sale, the Commercial Lead shall cause such payment to be made by deposit to the credit and account of both Parties (or their respective nominee(s)) in any commercial bank designated by the Commercial Lead in the applicable country. The Commercial Lead shall deliver to the other Party proper evidence of such deposit.

      11.2 TAXES.

            (A) Taxes. All excises, taxes, and duties (collectively "Taxes") levied on account of payments made by Amgen to ViaCell pursuant to this Agreement will be the responsibility of and paid by ViaCell or subject to the withholding, remittance, and offset provisions of this Section 11.2.

            (B) Withholding by Amgen. In the event that Amgen determines that laws or regulations require withholding of Taxes from any payment to ViaCell hereunder, such Taxes will be deducted from such payment by Amgen and will be remitted by Amgen to the appropriate tax authority. Amgen will furnish ViaCell with proof of payment of such Taxes. In the event that documentation is necessary in order for ViaCell to secure an exemption from or a reduction in any withholding of Taxes, ViaCell shall provide such documentation in a timely manner to Amgen.

            (C) Amgen's Right of Offset. In the event that the governing tax authority retroactively determines that a payment made to ViaCell pursuant to this Agreement should have been subject to withholding (or to additional withholding) for Taxes, Amgen will have the right to offset such amount (including any interest and penalties that may be imposed thereon) against future payment obligations of Amgen under this Agreement; provided, however, that if no further payments or insufficient further payments are available against which offset may be pursued, Amgen may pursue reimbursement by any remedy (at law or in equity) available to it. ViaCell have no liability for interest or penalties imposed as a result solely of Amgen's negligent or willful failure to withhold Taxes.

      11.3 RECORDS; AUDIT. The Parties shall keep or cause to be kept such records as are required in sufficient detail to track and determine, in a manner consistent with GAAP, the accuracy of calculations of all sums or credits due under this Agreement to accurately account for all Direct Development Costs and all items within the Operating Profit or Loss account. Such records shall be retained for a period of the later of: (i) a [**] period following the year in which any payments were made hereunder, and (ii) the expiration of the applicable tax statute of limitations (or any extensions thereof), or such longer period as may be required by law. [**] per [**] each Party shall have the option to engage, [**], an independent certified public accountant, appointed by the auditing Party and reasonably acceptable to the audited Party, to examine in confidence the books and records of the Party being audited as may be necessary to determine, with respect to any [**], the correctness or completeness of any report or payment required to be made under this Agreement; provided however, that the books and records for any particular [**] shall only be subject to one audit. The report of such accountant shall be limited to a certificate verifying any report made or payment submitted by the audited Party during such period but may include, in the event the accountant shall be unable to verify the correctness of any such payment, information relating to why such payment is unverifiable. All information contained in any such certificate shall be deemed the Confidential Information of the audited Party hereunder. If any audit performed under this Section 11.4 (showing the calculation of a reimbursement or payment amount) discloses a variance of more than [**] from the amount of the original report, the audited Party shall bear the full cost of the performance of such audit. Upon the expiration of [**] following the end of any particular [**], the calculation of any such amounts payable with respect to such particular [**] shall be binding and conclusive upon a Party entitled to such audit and the other Party or its Affiliates shall be released from any liability or accountability with respect to such amounts for such [**].

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                                   ARTICLE 12
                                  PUBLICATIONS

      12.1 PROCEDURE. The JSC shall determine the overall strategy for publication and presentation of results of pre-clinical and clinical studies of Cell Therapy Products and Collaboration Products. [**]. Each Party to this Agreement recognizes that the publication of papers regarding results of and other information regarding the activities under this Agreement, including oral presentations and abstracts, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information and other interests of the Parties. In particular, it is the intent of the Parties to maintain the confidentiality of any Confidential Information included in any patent application until such patent application has been published. Accordingly, each Party will have the right to review and approve any paper proposed for publication by the other Party, including oral presentations and abstracts, which utilizes data generated under this Agreement and/or includes Confidential Information of the other Party. Before any such paper is submitted for publication or an oral presentation is made, the Party publishing or presenting will deliver a complete copy of the paper or materials and abstracts for oral presentation to the other Party at least [**] prior to submitting the paper to a publisher or making the presentation. The other Party will review any such paper and give its comments to the publishing Party within [**] after the delivery of such paper to the other Party. With respect to oral presentation materials and abstracts, the other Party will make reasonable efforts to expedite review of such materials and abstracts, and will return such items as soon as practicable to the presenting Party with appropriate comments, if any, but in no event later than [**] after the date of delivery to the other Party. The publishing Party will comply with the other Party's request to delete references to the other Party's Confidential Information in any such paper, materials and abstracts and agrees to withhold publication of same for an additional [**] in order to permit the Parties to obtain patent protection, if either of the Parties deems it necessary, in accordance with the terms of this Agreement.

      12.2 CREDIT. Any such publication or presentation will include recognition of the contributions of the other Party according to standard practice for assigning scientific credit, either through authorship or acknowledgment, as may be appropriate.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                                   ARTICLE 13
                                 CONFIDENTIALITY

      13.1 TREATMENT OF CONFIDENTIAL INFORMATION. The Parties agree that during the Term, and continuing until [**] after this Agreement expires or terminates and for Confidential Information that constitutes trade secrets, as defined under the laws of the State of California, for so long as such Confidential Information actually constitutes trade secrets, a Party receiving Confidential Information of the other Party shall (a) maintain in confidence such Confidential Information to the same extent such Party maintains its own confidential or proprietary information or trade secrets of similar kind and value (but at a minimum each Party shall use reasonable best efforts to maintain such Confidential Information in confidence); (b) not disclose such Confidential Information to any Third Party without the prior written consent of the disclosing Party, except for (i) disclosures to its Affiliates and, pursuant to
Section 18.5, authorized subcontractors who (in the case of both Affiliates and subcontractors) agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 13 and (ii) disclosures to Third Parties as permitted by Section 13.4 hereof; and (c) not use such Confidential Information for any purpose except those purposes permitted by this Agreement. Neither Party shall knowingly disclose to the other Party any Third Party information or know-how that such Party does not have the legal right to disclose to the other Party and/or has a contractual obligation not to disclose to the other Party.

      13.2 AUTHORIZED DISCLOSURE. Notwithstanding any other provision of this Agreement, a Party may disclose Confidential Information of the other Party:

            (A) to the extent and to the persons and entities as required by an applicable law, rule, regulation, legal process, court order or the rules of the National Association of Securities Dealers or of a Regulatory Authority;

            (B) as necessary to file, prosecute or defend those patent applications or patents for which either Party has the right to assume filing, prosecution, defense or maintenance, pursuant to Article 10 of this Agreement;

            (C) to prosecute or defend litigation or otherwise establish rights or enforce obligations pursuant to this Agreement, but only to the extent that any such disclosure is necessary; or

            (D) in the event of a Recall, by the Party responsible for such Recall pursuant to Section 5.9.

The Party required or intending to disclose the other Party's Confidential Information under Sections 13.2(a) or (c) shall first have given prompt notice to such other Party to enable it to seek any available exemptions from or limitations on such disclosure requirement and shall reasonably cooperate in such efforts by the other Party.

Additionally, notwithstanding anything herein or any other express or implied agreement, arrangement or understanding to the contrary, the Parties acknowledge and agree that (i) any obligations of confidentiality contained herein and therein do not apply and have not applied from the commencement of discussions between the Parties to the tax treatment and tax structure

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

of the transactions contemplated by this Agreement (and any related transactions or agreements) and (ii) each Party to this Agreement (and each of its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transactions contemplated by this Agreement and all materials of any kind (including opinions or other tax analyses) that are provided to it relating to such tax treatment and tax structure. This authorization to disclose the tax treatment and tax structure is limited to the extent that confidentiality is required to comply with any applicable securities laws. This authorization is not intended to permit disclosure of any other information including, without limitation, (i) any portion of any materials to the extent not related to the transaction's tax treatment or tax structure, (ii) the identities of participants or potential participants, (iii) the existence or status of any negotiations, (iv) any pricing or financial information (except to the extent such pricing or financial information is related to the transaction's tax treatment or tax structure), or
(v) any other term or detail not relevant to the transaction's tax treatment or tax structure.

      13.3 TRANSFER OF MATERIALS. For purposes of this Agreement, the Parties anticipate that each Party may transfer certain of its Materials to the other Party. Each Party agrees that it will use such Materials of the other Party only in accordance with the terms and conditions of this Agreement and will not transfer such Materials to any Third Party without the consent of the other Party, except as expressly permitted under this Agreement.

      13.4 PUBLICITY; TERMS OF AGREEMENT. The Parties agree that the material terms of this Agreement shall be considered Confidential Information of both Parties, subject to the special authorized disclosure provisions set forth below in this Section 13.4 (in lieu of the authorized disclosure provisions set forth in Section 13.2, to the extent of any conflict) and without limiting the generality of the definition of Confidential Information. The Parties will mutually agree on the text of a press release announcing the execution of this Agreement. Thereafter, if either Party desires to make a public announcement concerning this Agreement or the terms hereof, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval, such approval not to be unreasonably withheld. A Party shall not be required to seek the permission of the other Party to repeat any information as to the terms of this Agreement that has already been publicly disclosed by such Party in accordance with the foregoing or by the other Party. Either Party may disclose the terms of this Agreement (i) as required by law, and (ii) to bona fide potential material investors or acquirors and Representatives of such investors or acquirors who (in the case of potential investors and acquirors and their Representatives) agree to be bound by obligations of non-disclosure and non-use at least as stringent as those contained in this Article 13. ViaCell may disclose the terms of the Agreement to the parties to that certain Third Amended and Restated Investors' Rights Agreement, dated as of September 30, 2003, among ViaCell and the investors listed therein to obtain such parties consent thereunder. The Parties acknowledge that Amgen and/or ViaCell may be obligated to file a copy of this Agreement with the U.S. Securities and Exchange Commission, and each such Party shall be entitled to make such filing, provided however, that it requests confidential treatment of the more sensitive terms hereof to the extent such confidential treatment is reasonably available to the filing Party under the circumstances then prevailing. In the event of any such filing, the filing Party will provide the non-filing Party with an advance copy of the Agreement marked to show provisions for which the filing Party intends to seek

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

confidential treatment, and the filing Party shall reasonably consider the non-filing Party's timely comments thereon.

                                   ARTICLE 14
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

      14.1 MUTUAL REPRESENTATIONS AND WARRANTIES. Each Party hereby represents and warrants to the other Party that as of the Effective Date:

            (A) Power and Authority. It has the corporate power, authority and legal right to enter into this Agreement and perform its obligations hereunder and has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, including without limitation the right to grant the licenses hereunder.

            (B) Binding Agreement. This Agreement has been duly executed and delivered on behalf of ViaCell and constitutes a legal, valid and binding obligation of ViaCell that is enforceable against it in accordance with its terms.

            (C) No Conflict. The execution, delivery and performance of this Agreement does not conflict with, and would not result in a breach of any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate any material law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

            (D) Validity. It is aware of no action, suit, inquiry or investigation instituted by any Third Party which questions or threatens the validity of this Agreement.

            (E) Business Condition. It is not in violation of its charter, bylaws, or any other organizational document, or in violation of any law, administrative regulation, ordinance or order of any court or governmental agency, arbitration panel or authority applicable to it, which violation, individually or in the aggregate, would reasonably likely have a materially adverse effect on its business or financial condition. Except as may be set forth in any documents filed with the Securities and Exchange Commission, as required to be filed by it under the Securities Act or Exchange Act, as the case may be, or in the Securities Purchase Agreement entered into concurrently by the Parties, it is not aware of any facts or circumstances, individually or in the aggregate, which would reasonably likely have a materially adverse effect on its business or financial condition.

      14.2 MUTUAL COVENANTS. Each Party hereby covenants to the other Party as follows:

            (A) No Misappropriation. It shall not knowingly misappropriate the trade secret of a Third Party in its activities to Develop, manufacture or Commercialize Collaboration Products.

            (B) No Debarment. In the course of the Development, manufacture and Commercialization of Collaboration Products and during the Term, such Party shall not knowingly use and shall not have knowingly used any employee or consultant who is or has been

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

debarred by a Regulatory Authority or, to the best of such Party's knowledge, is or has been the subject of debarment proceedings by a Regulatory Authority.

            (C) No Conflict. It shall not during the term of this Agreement grant any right, license, consent or privilege to any Third Party(ies) in the Territory which would conflict with the rights granted to the other Party under this Agreement, and shall not take any action that would in any way prevent it from assuming its obligations or granting the rights granted to the other Party under this Agreement or that would otherwise materially conflict with or adversely affect its obligations or its assumption of the rights granted to the other Party under this Agreement.

            (D) Compliance. Each Party shall comply with all applicable statutes, regulations and guidance of Regulatory Authorities in carrying out its respective activities regarding the Development, manufacture and Commercialization of Collaboration Products in the Territory.

            (E) Regulatory Data. It shall store and provide the other Party access to source data supporting all Regulatory Filings and Regulatory Approvals for the longer of (i) [**] or (ii) the time period required by any applicable Regulatory Authority in the Territory.

            (F) Formation of Legal Entity. In the event either Party establishes that the formation of a partnership or other legal entity for which no entity-level tax is imposed, co-owned by the Parties to further the Development, manufacture and Commercialization of the Collaboration Products would be beneficial for legal, tax or other reasons, and would not cause the other Party any significant financial detriment, the other Party covenants that it shall cooperate and take all reasonable steps necessary to form such entity.

      14.3 ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF VIACELL.

            (A) Corporate Existence. ViaCell hereby represents and warrants to Amgen that as of the Effective Date of this Agreement it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

            (B) Diligence. ViaCell covenants that it shall use Commercially Reasonable Efforts to carry out its obligations in accordance with the terms of this Agreement including, as applicable, the Development and manufacture of Cell Therapy Products and the manufacture of Collaboration Products in the Territory in accordance with the terms of this Agreement. Without limiting the generality of the foregoing obligation, ViaCell covenants that ViaCell shall use Commercially Reasonable Efforts to administer a Cell Therapy Product to a patient in a government-approved clinical trial [**] after the Effective Date.

            (C) Exclusivity. ViaCell shall work exclusively with Amgen with respect to Cell Therapy Products and Collaboration Products.

      14.4 ADDITIONAL REPRESENTATIONS, WARRANTIES AND COVENANTS OF AMGEN.

            (A) Corporate Existence. Amgen hereby represents and warrants to ViaCell that as of the Effective Date of this Agreement it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

            (B) Diligence. Amgen covenants that it shall use Commercially Reasonable Efforts to carry out its obligations under the terms of this Agreement including, as applicable, the Development, manufacture and Commercialization of Collaboration Products in the Territory in accordance with the terms of this Agreement.

      14.5 DISCLAIMERS. EXCEPT AS EXPRESSLY PROVIDED HEREIN, THE MATERIALS, CONTRIBUTED PRODUCTS AND INFORMATION PROVIDED HEREUNDER ARE BEING PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY TYPE WHATSOEVER. EACH PARTY EXPRESSLY DISCLAIMS ANY WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE OR OF NONINFRINGEMENT.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                                   ARTICLE 15
                                 INDEMNIFICATION

      15.1 INDEMNIFICATION BY AMGEN. Amgen hereby agrees to defend, hold harmless and indemnify (collectively "Indemnify" or "Indemnified") ViaCell and its Affiliates, agents, directors, officers and employees (the "ViaCell Indemnitees") from and against any and all Losses resulting directly or indirectly from any Third Party claims, suits, actions or demands, whether brought during or after the Term, arising out of (a) any of Amgen's representations and warranties set forth in this Agreement being untrue in any material respect when made; (b) any material breach or material default by Amgen of its covenants and obligations under this Agreement; or (c) Amgen's carrying out of activities outside the Program Plan during the Term or Amgen's negligence or intentional misconduct (or the negligence or intentional misconduct of any Third Party engaged by Amgen). To be eligible to be so Indemnified as described in this Section 15.1, the ViaCell Indemnitees shall provide Amgen with prompt notice of any claims, suits, actions or demands (with a description of the claim and the nature and amount of any such Loss) giving rise to the indemnification obligation pursuant to this Section 15.1 and the exclusive ability to defend such claims, suits, actions or demands (with the reasonable cooperation of ViaCell Indemnitees). ViaCell shall have the right to retain its own counsel, at its own expense, if representation of the counsel of Amgen would be inappropriate due to actual or potential differing interests between the Parties. Neither Party shall settle or consent to the entry of any judgment with respect to any claim for Loss for which indemnification is sought, without the prior written consent of the other Party (not to be unreasonably withheld). Amgen's obligation to Indemnify the ViaCell Indemnitees pursuant to this Section
15.1 shall not apply to the extent of any Losses (i) that arise from the negligence or intentional misconduct of any ViaCell Indemnitee (including but not limited to that arising from the Development or Commercialization of a Collaboration Product by ViaCell); (ii) that arise from ViaCell's breach of any representation, warranty, covenant or obligation under this Agreement; or (iii) for which ViaCell is obligated to Indemnify the Amgen Indemnitees pursuant to
Section 15.2 of this Agreement.

      15.2 INDEMNIFICATION BY VIACELL. ViaCell hereby agrees to Indemnify Amgen and its Affiliates, agents, directors, officers and employees (the "Amgen Indemnitees") from and against any and all Losses resulting directly or indirectly from any Third Party claims, suits, actions or demands, whether brought during or after the Term, arising out of (a) any of ViaCell's representations and warranties set forth in this Agreement being untrue in any material respect when made; (b) any material breach or material default by ViaCell of its covenants and obligations under this Agreement; (c) ViaCell's carrying out of activities outside the Program Plan during the Term or ViaCell's negligence or intentional misconduct (or the negligence or intentional misconduct of any Third Party engaged by ViaCell) in carrying out its activities set forth in the Program Plan including, without limitation, Development activities of ViaCell; and/or (d) resulting from the use or sale of any Cell Therapy Product or Unoptioned Cell Therapy Product. To be eligible to be Indemnified as described above in this Section 15.2, the Amgen Indemnitees shall provide ViaCell with prompt notice of any claims, suits, actions or demands (with a description of the claim and the nature and amount of any such Loss) giving rise to the indemnification obligation pursuant to this Section 15.2 and the exclusive ability to defend such claims, suits, actions or demands (with the reasonable cooperation of Amgen Indemnitees). Amgen shall have the right to retain its own counsel, at its own expense, if representation of the counsel of ViaCell would be inappropriate

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

due to actual or potential differing interests between the Parties. Neither Party shall settle or consent to the entry of any judgment with respect to any claim for Loss for which indemnification is sought, without the prior written consent of the other Party (not to be unreasonably withheld). ViaCell's obligation to Indemnify the Amgen Indemnitees pursuant to this Section 15.2 shall not apply to the extent of any Losses (i) that arise from the negligence or intentional misconduct of any Amgen Indemnitee (including but not limited to that arising from the manufacture or Commercialization of a Collaboration Product by Amgen); (ii) that arise from Amgen's breach of any representation, warranty, covenant or obligation under this Agreement; or (iii) for which Amgen is obligated to Indemnify the ViaCell Indemnitees pursuant to Section 15.1 of this Agreement.

      15.3 JOINT LIABILITY. Other than as set forth in Section 15.1 or 15.2 and after exhausting the minimum insurance coverage as listed in the table in
Section 15.4, any and all Losses arising from Third Party claims, suits, actions or demands, whether brought during or after the Term, resulting directly or indirectly out of the making, having made, using, selling, having sold, offering for sale or resale, and/or otherwise Developing, manufacturing, or Commercializing Collaboration Products (including a claim that a Collaboration Product caused death or personal injury of any kind) during the Term shall be charged to the Operating Profit or Loss account. In the event a Party becomes aware of a claim which, if resulting in a Loss, it intends to charge to the Operating Profit or Loss account, such Party shall inform the other Party of such claim as soon as reasonably practicable after it receives notice thereof. Subject to Section 10.7, ViaCell shall have the right to assume direction and control of the defense of any claim relating to a Collaboration Product alleging a date of injury (or in the event of a continuing injury alleging the then-most recent date of injury) to be prior to the Transition Date for that Collaboration Product, and Amgen shall have the right to assume direction and control of the defense of any claim relating to a Collaboration Product alleging a date of injury (or in the event of a continuing injury alleging the then-most recent date of injury) to be upon or after the Transition Date for that Collaboration Product. The Party not in control of such defense shall cooperate as requested in the defense of the claim and if the Party in control of such defense finds it necessary or desirable to join the other Party as a party, the other Party shall execute all papers or perform such other acts as may reasonably be required by the Party in control of such defense; provided however, that the other Party shall have the right to retain its own counsel, at its own expense, if representation by the counsel of the Party in control would be inappropriate due to actual or potential differing interests between the Parties. Neither Party shall settle or consent to the entry of any judgment with respect to any claim for Losses associated with such claim, without the other Party's prior written consent.

      15.4 INSURANCE. Within [**] after the Effective Date, each Party shall at its own expense procure and maintain during the Term and for a period of [**] thereafter an insurance policy/policies, including product liability insurance (but excluding clinical trial insurance policies which shall be required only while trials are ongoing), adequate to cover its obligations hereunder and which is/are consistent with normal business practices of prudent companies similarly situated. Amgen may self-insure all or part of any such obligation consistent with pharmaceutical industry practices but ViaCell shall at all times maintain the following minimum Third Party insurance coverage, provided that ViaCell need not maintain clinical trial liability insurance prior to commencing its first clinical trial:

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                            Type of Coverage                    Amount
                            ----------------                    ------
            Commercial General Liability Insurance               $[**]
                                                                 $[**]

            Product Liability Insurance                          $[**]
                                                                 $[**]

            Clinical Trial Liability Insurance                   $[**]

            Workman's Compensation                                [**]

Each insurance policy required by and procured by a Party under this Section
15.4 shall name the other Party as an additional insured. Such insurance shall not be construed to create a limit of the insuring Party's liability with respect to its indemnification obligations under this Article 15. Each Party shall provide the other Party with a certificate of insurance or other evidence of such insurance and/or self-insurance, upon request. Each Party shall provide the other Party with written notice at least [**] prior to the cancellation, non-renewal or a material change in such insurance or self-insurance which materially adversely affects the rights of the other Party hereunder.

      15.5 LIMITATION OF LIABILITY. NEITHER PARTY NOR ITS RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, EXEMPLARY, CONSEQUENTIAL OR PUNITIVE DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, STRICT LIABILITY OR OTHERWISE INCURRED BY THE OTHER PARTY IN CONNECTION WITH THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO DAMAGES MEASURING LOST PROFITS OR BUSINESS OPPORTUNITIES.

                                   ARTICLE 16
                              TERM AND TERMINATION

      16.1 TERM. This Agreement shall become effective on the Effective Date and shall remain in full force and effect, unless earlier terminated pursuant to this Article 16, until the later of: (a) the expiration of the Amgen Patent Rights or (b) the date on which there are no Collaboration Products being Developed or Commercialized by the Parties.

      16.2 TERMINATION FOR DILIGENCE FAILURE. In the event ViaCell is in an uncured material breach of its diligence obligations set forth in the second sentence of Section 14.3(b), Amgen shall have the right, in its sole discretion, to terminate this Agreement by providing [**] prior written notification of termination to ViaCell.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      16.3 MUTUAL CONSENT. This Agreement shall terminate upon the mutual written consent of the Parties and, unless otherwise specified in such written consent, shall be effective [**] after the date of last signature of the Parties to such mutual written consent.

      16.4 TERMINATION FOR DEFAULT.

            (A) In the event any material representation or warranty made hereunder by either Party shall have been untrue in any material respect ("Representation Default"), or upon any material breach or material default of a material obligation of this Agreement by a Party ("Performance Default"), the Party not in default ("Non-Defaulting Party") must first give the other Party ("Defaulting Party") written notice thereof ("Notice of Default"), which notice must state the nature of the Representation Default or Performance Default in reasonable detail and must request the Defaulting Party cure such Representation Default or Performance Default within [**]. During any such [**] period after receipt or delivery of a Notice of Default under this Section 16.4(a) for which termination of this Agreement, in whole or in part, is a remedy, all of the Parties' respective rights and obligations under the affected parts of this Agreement, including but not limited to Development, manufacture and Commercialization, shall (to the extent applicable) remain in force and effect. If the Defaulting Party shall dispute the existence, extent or nature of any default set forth in a Notice of Default, the Parties shall use good faith efforts to resolve the dispute.

            (B) ViaCell Default. In the event of a Representation Default or a Performance Default by ViaCell that shall not have been cured within the period set forth in Section 16.4(a) above after receipt of a Notice of Default, Amgen, at its option, may terminate this Agreement upon [**] prior written notice. The effects of such termination will occur in accordance with Section 16.6(a).

            (C) Amgen Default. In the event of a Representation Default or a Performance Default by Amgen that shall not have been cured within the period set forth in Section 16.4(a) after receipt of a Notice of Default, ViaCell, at its option, may terminate this Agreement upon [**] prior written notice. The effects of such termination will occur in accordance with Section 16.6(b).

            (D) Excluded Events. For the avoidance of doubt, in the event that ViaCell fails to exercise Commercially Reasonable Efforts in relation to its obligations to manufacture Collaboration Products, then such failure to exercise Commercially Reasonable Efforts shall be deemed to not constitute a Performance Default.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      16.5 BANKRUPTCY.

            (A) Amgen may terminate the Agreement if ViaCell shall file in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of ViaCell or of its assets, or if ViaCell proposes a written agreement of composition or extension of its debts, or if ViaCell shall be served with an involuntary petition in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization or other similar act or law of any jurisdiction now or hereafter in effect, or there shall have been issued a warrant of attachment, execution, distraint or similar process against it, filed in any insolvency proceeding, and such petition shall not be dismissed within [**] after the filing thereof, or if ViaCell shall propose or be a party to any dissolution or liquidation, or if ViaCell shall make an assignment for the benefit of creditors. The effects of such termination will occur in accordance with Section 16.6(a).

            (B) All rights and licenses granted under or pursuant to this Agreement by Amgen or ViaCell are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that each Party shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against a bankrupt Party under the U.S. Bankruptcy Code, the other Party shall be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property and all embodiments of such intellectual property, and same, if not already in the other Party's possession, shall be promptly delivered to the other Party (a) upon any such commencement of a bankruptcy proceeding, upon the other Party's written request therefor, unless the non-bankrupt Party (or a trustee on behalf of the non-bankrupt Party) elects to continue to perform all of its obligations under this Agreement or (b) if not delivered under (a) above, upon the rejection of this Agreement by or on behalf of the non-bankrupt Party, upon written request therefor by the other Party.

      16.6 EFFECTS OF TERMINATION. In addition to any other remedies which may be available at law or equity, upon termination of this Agreement the rights and obligations of the Parties relating to confidentiality shall survive as provided in Article 13 and indemnification shall survive for a period of three years and the other rights and obligations of the Parties shall be as set forth in this
Section 16.6.

            (A) Upon termination of this Agreement by Amgen in accordance with either Sections 16.2, 16.4(b) or 16.5, Amgen shall retain all rights granted to it under this Agreement, but all of its obligations, [**], shall immediately terminate. Upon such termination, ViaCell shall also grant to Amgen full and complete rights to manufacture the Collaboration Products and shall provide all necessary Materials, Information and assistance (at Amgen's expense) as Amgen may reasonably request to facilitate Amgen commencing such manufacture of the Collaboration Products.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

            (B) Upon termination of this Agreement by ViaCell in accordance with
Section 16.4(c), ViaCell shall retain all rights granted to it under this Agreement, but all of its obligations shall immediately terminate, except, to the extent that the first Transition Date has already passed, [**] between the parties shall survive. Upon such termination, Amgen shall also grant to ViaCell full and complete right to Develop and Commercialize the Collaboration Products and shall provide all necessary Materials, Information and assistance (at ViaCell's expense) as ViaCell may reasonably request to facilitate ViaCell commencing Development and Commercialization of the Collaboration Products, subject to the provisions of Section 7.3 above.

            (C) Upon termination of this Agreement for any other reason, each party's rights and obligations hereunder shall immediately terminate, except for those relating to confidentiality and indemnification, as described above.

      16.7 TRANSITION. After a notice of termination has been delivered pursuant to any one of Sections 16.2 to 16.5, each Party shall, in no event in excess of [**] after the delivery date of such notice (other than with respect to obligations which explicitly exceed such [**] period), assist (and be responsible for its own costs and expenses) in the transition of affairs as set forth in this Article 16 in a timely, reasonable and businesslike manner. Such assistance shall include, but not be limited to (i) making its personnel and other resources reasonably available to the other Party, as necessary and (ii) transferring copies of all relevant information, files or data containing Information and all Materials to the non-terminating Party. Thereafter, unless explicitly set forth in Sections 16.2 through 16.6, as appropriate, the Parties shall have no further obligation to assist in such transition.

      16.8 ACCRUED RIGHTS. Termination, relinquishment or expiration of any licenses under this Agreement or of this Agreement for any reason in accordance with this Article 16 shall be without prejudice to any rights which shall have accrued to the benefit of either Party or any liability incurred by either Party prior to the effective date of such termination, relinquishment or expiration and shall not preclude either Party from pursuing all rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement nor prejudice either Party's right to obtain performance of any obligation.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                                   ARTICLE 17
                               DISPUTE RESOLUTION

      17.1 DISPUTES. The Parties recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either Party's rights and/or obligations hereunder and which are not resolved by the JSC. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising from, concerning or in any way relating to this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Section 17.1 if and when such a dispute arises under this Agreement (other than with respect to disputes to be resolved in accordance with Section 2.5(b)(i)-(iv) or, as set forth in this Agreement, disputes explicitly excluded from being resolved pursuant to this Article 17). The Parties shall undertake good faith efforts to resolve any such dispute in good faith. In the event the Parties shall be unable to resolve such dispute, either Party may, by written notice to the other Party, have any dispute between the Parties referred to their respective executive officers designated below (or their designees or successors), for attempted resolution by good faith negotiations within [**] after such notice is received. Such designated officers are as follows:

                     For ViaCell:       ViaCell's General Counsel

                     For Amgen:         Amgen's General Counsel

If the designated officers are not able to resolve such dispute within such fifteen (15) day period, the dispute will be referred to the respective Chief Executive Officers of each Party, or their Senior Vice President designee(s). If the Chief Executive Officers (or their designees) are unable to resolve such dispute within such further 15-day period, either Party may at any time thereafter pursue any legal or equitable remedy available to it. Notwithstanding the above, either Party shall be entitled at all times and without delay to seek equitable relief.

      17.2 GOVERNING LAW; JUDICIAL RESOLUTION. Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of New York, as applied to agreements executed and performed entirely in the State of New York by residents of the State of New York, without regard to conflicts of law rules. Any dispute arising under this Agreement shall be submitted to a state or federal court of competent jurisdiction in the State of New York.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                                   ARTICLE 18
                                     GENERAL

      18.1 FORCE MAJEURE. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by Force Majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting Force Majeure continues and the nonperforming Party uses reasonable efforts to remove the condition. When such circumstances arise, the Parties shall discuss what, if any, modification of the terms of this Agreement may be required in order to arrive at an equitable solution.

      18.2 NOTICES. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement and shall be deemed to have been sufficiently given for all purposes if mailed by first class certified or registered mail, postage prepaid, express delivery service or personally delivered, or if sent by facsimile, electronic transmission confirmed. Unless otherwise notified in writing, the mailing addresses and fax numbers for notice of the Parties shall be as described below.

                     For ViaCell:    ViaCell, Inc.
                                     131 Clarendon Street, 3rd Floor
                                     Boston, Massachusetts  02116
                                     Attn:  President
                                     Facsimile: (617) 266-9391

                                     With a copy to:

                                     Goodwin Procter LLP
                                     Exchange Place
                                     Boston, Massachusetts  02109
                                     Attn:  Laura C. Hodges Taylor, Esq.
                                     Facsimile:  (617) 523-1231

                     For Amgen:      Amgen Inc.
                                     One Amgen Center Drive
                                     Thousand Oaks, California 91320-1799
                                     Facsimile: (805) 499-6058
                                     Attention:  Vice President, Licensing

                                     With a copy to:  Corporate Secretary
                                     Facsimile: (805) 499-8011

      18.3 MAINTENANCE OF RECORDS. Each Party shall keep and maintain all records required by law or regulation with respect to Collaboration Products and shall make copies of such records available to the other Party upon request.

      18.4 NO STRICT CONSTRUCTION. This Agreement has been prepared jointly and shall not be strictly construed against either Party.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      18.5 PERFORMANCE BY AFFILIATES. Each of Amgen and ViaCell acknowledge that obligations under this Agreement may be performed by Affiliates of Amgen and ViaCell and that each of Amgen and ViaCell may grant its respective Affiliates a license or sublicense to (or covenant not to sue under) Amgen Technology, ViaCell Technology, Joint Know-How, Joint Patent Rights, Amgen Trademarks, ViaCell Trademarks and Product Trademarks, as applicable, only to the extent and only for so long as such license or sublicense or covenant not to sue is necessary for such Affiliate to perform such tasks. Each of Amgen and ViaCell guarantees performance of this Agreement by its Affiliates, notwithstanding any assignment to Affiliates in accordance with Section 18.7 below. Wherever in this Agreement the Parties delegate responsibility to Affiliates or local operating entities, the Parties agree that such entities may neither make decisions inconsistent with this Agreement, amend the terms of this Agreement nor act contrary to its terms in any way. The Party granting a license or sublicense to its Affiliates shall forward to the other Party a copy of each fully executed license or sublicense agreement, within [**] of the execution of each such license or sublicense agreement.

      18.6 SUBCONTRACTING. The Parties acknowledge and agree that the following portions of the work involved in Development, manufacture and Commercialization of Collaboration Products may be subcontracted to a Third Party by the responsible Party: (i) the Development Lead may contract with/establish clinical sites, investigators and CROs pursuant to Article 3; (ii) the Parties may subcontract to a Third Party manufacturer pursuant to Article 7; and (iii) the Commercialization Lead may decide to enter into agreements with distributors or sublicensees for commercial distribution of Collaboration Products; (provided however, [**]). The Party entering into such subcontract may as part of such subcontract grant to such Third Party a license or sublicense to Amgen Technology, ViaCell Technology, Joint Know-How, Joint Patent Rights, Amgen Trademarks, ViaCell Trademarks and Product Trademarks, as applicable, only to the extent and only for so long as such license or sublicense is necessary for such Third Party to perform such tasks and subject to the provisions of Sections
10.2 and 10.3; provided however, that the responsible Party remains responsible for the satisfactory accomplishment of such work in accordance with the terms and conditions of this Agreement and that the subcontractor shall enter into a written agreement binding such subcontractor to the obligations the responsible Party has to the other Party (and containing any other provisions normal and customary for similar types of agreements). The subcontracting Party shall forward to the other Party a copy of each fully executed subcontracting agreement, within [**] of the execution of each such agreement.

      18.7 ASSIGNMENT. Neither Party shall assign or transfer this Agreement or any rights or obligations hereunder without the prior written consent of the other Party, except that each Party is expressly permitted to: (i) make an assignment of any or all rights under this Agreement without the other Party's consent to Affiliates or to an entity that acquires all or substantially all of the business of such Party, whether in a merger, consolidation, reorganization, acquisition, sale or otherwise, provided that in any event such assignment shall be subject to the provisions of Section 4.6 (as applicable) on a product-by-product basis, and (ii) assign or transfer such rights or obligations expressly permitted under Sections 4.6, 18.5 and 18.6 without the other Party's prior written consent. This Agreement shall be binding on the successors and assigns of the assigning Party, and the name of a Party appearing herein shall be deemed to include the name(s) of such Party's successors and permitted assigns to the extent necessary to carry out the intent of this Agreement. Any assignment or attempted assignment by either Party in violation of the terms of this Section 18.7 shall be null and void and of no legal effect. The assigning Party shall forward to the other Party a copy of those portions of each fully executed assignment agreement which relate to the assumption of the rights and responsibilities of the assigning Party, within [**] of the execution of such assignment agreement.

      18.8 COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      18.9 SEVERABILITY. If any one or more of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction from which no appeal can be or is taken, the provision shall be considered severed from this Agreement and shall not serve to invalidate any remaining provisions hereof. The Parties shall make a good faith effort to replace any invalid or unenforceable provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement, as evidenced by the terms of this Agreement in accordance with Section 18.18, may be realized.

      18.10 HEADINGS. The headings for each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Unless otherwise specified, (a) references in this Agreement to any Article, Section, Exhibit or Schedule shall mean references to such Article, Section, Exhibit or Schedule of this Agreement, (b) references in any Section to any clause are references to such clause of such Section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time-to-time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      18.11 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of the Agreement.

      18.12 INDEPENDENT CONTRACTORS. The relationship between ViaCell and Amgen created by this Agreement is solely that of independent contractors. This Agreement does not create any agency, distributorship, employee-employer, partnership, joint venture or similar business relationship between the Parties. Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever. Each Party shall use its own discretion and shall have complete and authoritative control over its employees and the details of performing its obligations under this Agreement.

      18.13 NO BENEFIT OF THIRD PARTIES. The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the Parties hereto and their successors and permitted assigns, and they shall not be construed as conferring any rights on any Third Parties.

      18.14 USE OF NAMES, LOGOS OR SYMBOLS. Except as otherwise explicitly authorized under this Agreement, no Party hereto shall use, and no rights are granted in or to, the names or trademarks (including the names "Amgen" and "ViaCell"), physical likeness, employee names or owner symbol of any other Party for any purpose (including, without limitation, private or public securities placements) without the prior written consent of the affected Party, such consent not to be unreasonably withheld or delayed so long as such use of name is limited to objective statement of fact rather than for endorsement purposes.

      18.15 NO WAIVER. Any delay in enforcing a Party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such Party's rights to the future enforcement of its rights under this Agreement, except with respect to an express written and signed waiver relating to a particular matter for a particular period of time.

      18.16 OFFSET. Either Party shall be entitled to offset, against any payments due and payable to the other Party hereunder, all such amounts due and payable hereunder but not yet paid by the other Party to the Party seeking such offset. Prior to applying an offset under this Section 18.16, the Party seeking such offset shall first give the other Party written notice of such due and payable amounts and shall request the other Party to pay all such due and payable amounts within [**] from the date of such notice.

      18.17 EXPORT REQUIREMENTS. It is understood and acknowledged that the transfer of certain commodities and technical data is subject to United States laws and regulations controlling the export of such commodities and technical data, including all Export Administration Regulations of the United States Department of Commerce. Each Party hereby agrees and by entering into this Agreement gives written assurance that it shall comply with all United States laws and regulations controlling the export of commodities and technical data within Information and Materials, that it will be solely responsible for any violation of any such laws and regulations by itself, its Affiliates or its sublicensees, and that it will Indemnify, defend and hold the other Party harmless from any liability in the event of any legal action of any nature occasioned by such violation, pursuant to Section 15.1 (in the case of Amgen) or
Section 15.2 (in the case of ViaCell).

      18.18 ENTIRE AGREEMENT; AMENDMENT. This Agreement (including all Exhibits and Schedules) set forth the complete, final and exclusive agreement and all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto and supersedes and terminates all prior agreements and understandings between the Parties; on the Effective Date of this Agreement, the License Agreement dated April 9, 2002 (Amgen Reference No. 200203067) and all Material Transfer Agreements between the Parties are hereby superseded, and shall be subject to the terms of, this Agreement. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth herein and therein. This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by an authorized officer of each Party (i.e., it may not be modified by any purchase order, change order, acknowledgment, order acceptance, standard terms of sale, invoice or the like); except that the JSC may amend or update the Program Plan as expressly permitted hereby.

      18.19 EXHIBITS AND SCHEDULES. All Exhibits and Schedules referenced herein and attached hereto are incorporated in this Agreement by reference. In case of any discrepancies between the language incorporated from the Exhibits and Schedules and the terms of the Sections, the terms of the Sections shall prevail; provided however, where Sections of the Agreement make explicit reference to a substantive matter contained in an Exhibit or Schedule, or with respect to definitions set forth in the Exhibits or Schedules, the substantive matter or definitions contained in such Exhibit and Schedules shall prevail.

      IN WITNESS WHEREOF, the Parties have executed this Agreement in duplicate originals by their duly authorized representatives as of the Effective Date.

AMGEN INC.                            VIACELL, INC.


By: /s/ Richard A. Namula             By: /s/ Marc Beer

Print Name: Richard A. Namula         Print Name: Marc D. Beer

Title: Executive Vice President       Title: Chief Executive Officer
       Finance Strategy and
       Communications, and
       Chief Financial Officer

                                    EXHIBIT A

                  AMGEN PATENT RIGHTS AS OF THE EFFECTIVE DATE


[**]


[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                                    EXHIBIT B

                      ALLOWABLE COLLABORATION EXPENDITURES

                     TO THE OPERATING PROFIT OR LOSS ACCOUNT

This Exhibit B outlines the understanding of the Parties as to how revenues and expenses will be accounted for after the relevant Transition Date for the purposes of generating budgets for Development, manufacturing and Commercialization of each Collaboration Product and for settling accounts between the Parties.

I.    CALCULATION OF OPERATING PROFIT OR LOSS

            A. The Operating Profit or Loss shall be calculated by subtracting from the amount of Net Sales of each Collaboration Product the Allowed Expenditures (as defined below) for such Collaboration Product.

            B. In each category of Allowed Expenditures, each Party shall be entitled to include the following costs actually incurred, to the extent necessary to perform the defined activities within each category of Allowed Expenditures: (a) all actual Third Party costs and expenses incurred in performing such defined activities, as recognized in accordance with GAAP; (b) the Internal FTE Cost of performing such defined activities; and (c) the cost of materials used in performing such defined activities, provided that costs are not covered in (a) or (b). In any event, each Party shall properly account in its books and records for how such costs were incurred.

            C. Except as otherwise explicitly set forth in the Agreement or as mutually agreed by the Parties prior to incurring a cost or expense, the Allowed Expenditures shall include solely costs and expenses incurred after the Transition Date for each Collaboration Product.

            D. The Parties shall not charge or include any cost or expense more than once or in the calculation of more than one category of Allowed Expenditures.

II. CALCULATION OF ALLOWED EXPENSES - "Allowed Expenditures" shall mean collectively, the Cost of Goods Manufactured, Development Expenditures, Regulatory Expenditures, Commercial Expenditures and Other Allowed Expenditures, and shall be calculated in accordance with the this Exhibit B.

            A. "Development Expenditures" shall mean all costs and expenses incurred in study design of clinical trials and protocols, contracting with clinical sites, recruiting and enrolling patients to participate in the clinical trials, collecting and analyzing the clinical trial data, incorporating the clinical trial data into appropriate regulatory filings,


[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

      and otherwise performing clinical trials, but in any event excluding all Cost of Goods Manufactured, Regulatory Expenditures, Commercial Expenditures and Other Allowed Expenditures.

            B. "Cost of Goods Manufactured" shall mean

                  (i) For Clinical Collaboration Products and Clinical
            Contributed Products, the sum of (a) any royalties or other payments payable to a Third Party for the manufacturing of a Clinical Collaboration Product and Clinical Contributed Product and (b) the Process Development/Manufacturing Expenditures; and

                  (ii) For Commercial Collaboration Products and Commercial
            Contributed Products, the sum of (a) any royalties or other payments payable to a Third Party for the manufacturing or sale of a Commercial Collaboration Product and Commercial Contributed Product and (b) Standard Costs; and

                  (iii) In any event, excluding all Development Expenditures,
            Regulatory Expenditures, Commercial Expenditures and Other Allowed Expenditures;

            provided, that Cost of Goods Manufactured may be charged by the Party that incurred such costs [**] Expenses incurred for manufacture of Commercial Collaboration Products that are [**]. Expenses incurred for manufacture of Commercial Collaboration Products that are [**]. The per-unit cost of Commercial Collaboration Products will be calculated pursuant to the terms of this Exhibit B and Section 6.4(d) of the Agreement.

            C. "Regulatory Expenditures" shall mean all costs and expenses incurred in preparing for and attending regulatory meetings, communications, filings and approvals (including any applicable governmental price and reimbursement approvals), licenses, registrations, or authorizations of any Regulatory Authority necessary for the manufacture, use, storage, import, export, transport, Promotion, marketing and sale of a Collaboration Product in a country. In any event, "Regulatory Expenditures" excludes Cost of Goods Manufactured, Development Expenditures, Commercial Expenditures and Other Allowed Expenditures

            D. "Commercial Expenditures" shall mean all costs and expenses incurred in Advertising and Promotion, Marketing, Market Research, Medical Affairs and Detailing. [**]. In any event, "Commercial Expenditures" excludes Cost of Goods Manufactured, Development Expenditures, Regulatory Expenditures and Other Allowed Expenditures.

            E. "Other Allowed Expenditures" shall mean License Fees, patent and trademark prosecution and defense expenses allowed under Article 10 of the Agreement, all costs and expenses incurred in performing Recalls described in Section 5.10 of the Agreement and transition expenditures permitted under Section 4.5 of the Agreement. In any event, "Other Allowed Expenditures" excludes Cost of Goods Manufactured, Development Expenditures, Regulatory Expenditures and Commercial Expenditures.

III. PRINCIPLES FOR ALLOCATING [**] COST AMONG MULTIPLE PRODUCTS - For the purposes of allocating the Internal FTE Cost incurred by a Party [**], the following shall apply in the event [**]. The [**] Internal FTE Cost, the [**] Internal FTE Cost and the [**] Internal FTE Cost (i.e., [**]).

IV. OTHER DEFINITIONS.

            A. "Advertising and Promotion" shall mean activities necessary for
      (i) the marketing, advertising and Promotion of Collaboration Products (including, without limitation, educational expenses, radio, television or journal advertising, advocate development programs and symposia, and Promotional Materials); (ii) providing free samples of Collaboration Product; and (iii) training and communication materials for the Collaboration Products.

            B. "Clinical Collaboration Products" shall mean batches of Collaboration Product other than Commercial Collaboration Products.

            C. "Clinical Contributed Products" shall mean batches of Contributed Product other than Commercial Contributed Products.

            D. "Commercial Collaboration Products" shall mean batches of Collaboration Products produced in a facility commercially licensed for production of such Collaboration Products, the first batches of which shall be the conformance lots.

            E. "Commercial Contributed Products" shall mean batches of Contributed Products produced in a facility commercially licensed for production of such Contributed Products, the first batches of which are expected to be the conformance lots. In all events, SCF shall be deemed a Commercial Contributed Product.

            F. "FTE" shall mean the amount of labor produced by a full-time equivalent person in one year (consisting of at least [**] hours per year) performing scientific, technical or management activities. Each party shall identify, in the Program Plan, the number and function of FTEs for the collaboration, [**].

            G. "FTE Costs" shall mean either the external or internal cost of providing a [**] FTE [**] to support the collaboration:

                  (i) External FTE Costs will be charged to the Operating Profit or Loss account based on [**]

                  (ii) Internal FTE Costs will be charged to the Operating
            Profit or Loss account based on the number of [**] FTEs performing defined activities in accordance with recorded time charges. The Parties have agreed to bill these FTEs to the Operating Profit or Loss account [**] which shall be deemed to [**]. This rate will be [**], based on [**]. Each party shall document this [**] with a copy of the relevant portion of the minutes for their respective [**].

            H. "License Fees" shall mean all upfront payments, milestone payments, license fees, royalties or other payments, payable to any Third Party under any Third Party license agreement for which payments may be incorporated pursuant to Section 7.2(e)(ii) of the Agreement.

            I. "Marketing" shall mean marketing communications, sales force training, managing corporate accounts, maintaining relationships with managed care providers, providing product and reimbursement support, pricing, conducting compassionate use programs for Collaboration Products.

            J. "Market Research" shall mean all qualitative and quantitative market research to assess the Collaboration Product's market potential and competitive landscape given an expected product profile with specific attributes.

            K. "Medical Affairs" shall mean planning, preparing and conducting pharmacoeconomics studies, outcomes studies, extramural studies, Phase 3B studies and Post Marketing Approval Studies.

            L. "Process Development/Manufacturing Expenditures" shall mean all costs and expenses incurred in performing the following activities solely relating to production of Clinical Collaboration Products or Clinical Contributed Products, [**].

            M. "Standard Costs" shall mean the following costs and expenses incurred by the manufacturer of Contributed Products and/or Collaboration Products (as applicable), [**].

                                    EXHIBIT C

                                COVERED ENTITIES

                                      [**]

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                                    EXHIBIT D

                         ADDITIONAL CONTRIBUTED PRODUCTS

          None.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                                    EXHIBIT E

                         FLT3 LIGAND AMINO ACID SEQUENCE

Thr Gln Asp Cys Ser Phe Gln His Ser Pro Ile Ser Ser Asp Phe Ala Val Lys Ile Arg
                  5            10            15            20

Glu Leu Ser Asp Tyr Leu Leu Gln Asp Tyr Pro Val Thr Val Ala Ser Asn Leu Gln Asp
                 25            30            35            40

Glu Glu Leu Cys Gly Gly Leu Trp Arg Leu Val Leu Ala Gln Arg Trp Met Glu Arg Leu
                 45            50            55            60

Lys Thr Val Ala Gly Ser Lys Met Gln Gly Leu Leu Glu Arg Val Asn Thr Glu Ile His
                 65            70            75            80

Phe Val Thr Lys Cys Ala Phe Gln Pro Pro Pro Ser Cys Leu Arg Phe Val Gln Thr Asn
                 85            90            95           100

Ile Ser Arg Leu Leu Gln Glu Thr Ser Glu Gln Leu Val Ala Leu Lys Pro Trp Ile Thr
                105           110           115           120

Arg Gln Asn Phe Ser Arg Cys Leu Glu Leu Gln Cys Gln Pro Asp Ser Ser Thr Leu Pro
                125           130           135           140

Pro Pro Trp Ser Pro Arg Pro Leu Glu Ala Thr Ala Pro
                145           150

                                    EXHIBIT F

                             SCF AMINO ACID SEQUENCE

                              1                         10
                              E  G  I  C  R  N  R  V  T  N


                          20                            30
N  V  K  D  V  T  K  L  V  A  N  L  P  K  D  Y  M  I  T  L


                          40                            50
K  Y  V  P  G  M  D  V  L  P  S  H  C  W  I  S  E  M  V  V


                          60                            70
Q  L  S  D  S  L  T  D  L  L  D  K  F  S  N  I  S  E  G  L


                          80                            90
S  N  Y  S  I  I  D  K  L  V  N  I  V  D  D  L  V  E  C  V


                         100                           110
K  E  N  S  S  K  D  L  K  K  S  F  K  S  P  E  P  R  L  F


                         120                           130
T  P  E  E  F  F  R  I  F  N  R  S  I  D  A  F  K  D  F  V


                         140                           150
V  A  S  E  T  S  D  C  V  V  S  S  T  L  S  P  E  K  D  S


                         160

R  V  S  V  T  K  P  F  M  L  P  P  V  A  A

                                    EXHIBIT G

                              VIACELL PATENT RIGHTS
                 [VIACELL TO UPDATE BASED ON RECENT ACQUISITION]

     [**]


[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                                    EXHIBIT H

                               VIACELL TRADEMARKS

                               Trademark           Application    Registration
Status         Number:         Name/Description    Date           Date          Registered Use of Mark:                  Owner
Pending        EC              ViaCell             9/13/2000                    Cellular medicines for the treatment     ViaCell
               1853571                                                          of human disease, namely, cancer,
               (application)                                                    genetic disease, neurologial
                                                                                diseases, infectious diseases, organ
                                                                                transplant tolerance and autoimmune
                                                                                diseases; in Class 5.

Pending        US              ViaCell             4/12/2000                    Cellular medicines for the treatment     ViaCell
               76/024540                                                        of human disease, namely, cancer,
               (application)                                                    genetic disease, neurologial
                                                                                diseases, infectious diseases, organ
                                                                                transplant tolerance and autoimmune
                                                                                diseases; in Class 5.

[**] Portions of this exhibit have been omitted pursuant to a confidential treatment request. An unredacted version of this exhibit has been filed with the Commission.

                                      H-1